Exhibit 10.5

Execution Copy

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF DECEMBER 17, 2013

AMONG

SCHNEIDER RECEIVABLES CORPORATION, AS SELLER,

SCHNEIDER NATIONAL, INC., AS THE SERVICER,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO

AND

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT AND L/C ISSUER

EXHIBITS AND SCHEDULES

Exhibit I	Definitions
Exhibit II-A	Form of Purchase Notice
Exhibit II-B	Form of Reduction Notice
Exhibit III	Seller’s Chief Executive Office, Principal Place of Business, Records Locations, Federal Taxpayer ID Number and Organizational ID Number
Exhibit IV	Lock-Boxes and Lock-Box Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Assignment Agreement
Exhibit VII	Credit and Collection Policy
[Exhibit VIII	Form of Interim Report]
Exhibit IX	Form of Monthly Report
Exhibit X	Form of Performance Undertaking
Exhibit XI	Seller Corporate Names; Trade Names; Assumed Names
Exhibit XII	Lock-Box Agreements
Schedule A	Commitments
Schedule B	Closing Documents
Schedule C	Actions, Suits
Schedule D	Independent Director Provisions

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of December 17, 2013, is among:

(a)    Schneider Receivables Corporation, a Delaware corporation (the “Seller”),

(b)    Schneider National, Inc., a Wisconsin corporation (“Schneider”), as initial Servicer,

(c)    Wells Fargo Bank, N.A., a national banking association (“WFB” or a “Purchaser”), and

(d)    Wells Fargo Bank, N.A., a national banking association, in its capacity as issuer of the Letters of Credit (in such capacity, the “L/C Issuer”) and in its capacity as administrative agent for the Purchasers and the L/C Issuer (in such capacity, together with its successors and assigns, the “Administrative Agent” and, together with the Purchasers and the L/C Issuer, the “Purchaser Parties”).

and from and after the effective date hereof, amends and restates in its entirety that certain Receivables Purchase Agreement dated as of March 31, 2011 by and among the parties hereto (other than the L/C Issuer). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

The Seller desires (i) to transfer and assign Ownership Interests to the Purchasers from time to time and (ii) for the L/C Issuer to issue Letters of Credit for which the Seller’s Letter of Credit Obligations will be secured by a pledge of the Seller Interest and certain other assets.

On the terms and subject to the conditions set forth herein, (a) each Purchaser severally agrees to purchase its Percentage of each Ownership Interest from the Seller from time to time, (b) the L/C Issuer hereby agrees to issue Letters of Credit up to an aggregate face amount at any one time outstanding not to exceed the L/C Sublimit, and (c) each Purchaser severally agrees to purchase an undivided participation interest equal to its Percentage in each Letter of Credit Obligation from time to time.

Wells Fargo Bank, N.A. has been requested and is willing to act as L/C Issuer and as Administrative Agent on behalf of the Purchaser Parties in accordance with the terms hereof.

ARTICLE I.

PURCHASE AND LETTER OF CREDIT ARRANGEMENTS

Section 1.1.    Purchase Facility.

(a)    On the terms and subject to the conditions set forth in this Agreement, including, without limitation, the conditions set forth in Article IV, from time to time prior to the Facility Termination Date, the Seller may sell Ownership Interests to the Purchasers by delivering to the Purchasers not later than 1:00 p.m. (New York City time) on the Business Day prior to the proposed Purchase Date an irrevocable written notice in the form set forth as Exhibit II-A hereto (a “Purchase Notice”) in accordance with Section 1.2. Upon receipt of a Purchase Notice, each of the Purchasers shall purchase (through the Administrative Agent) its Percentage of such Ownership Interest, on the terms and subject to the conditions hereof; provided that (i) at no time may the aggregate Capital of any Purchaser at any one time outstanding exceed the lesser of (A) the amount of such Purchaser’s Commitment hereunder minus such Purchaser’s Percentage of the then outstanding Letter of Credit Obligations, and (B) such Purchaser’s Percentage of the difference between (1) the Net Pool Balance and (2) the sum of the Required Reserve plus the then outstanding Letter of Credit Obligations, and (ii) in no event shall the Exposure hereunder exceed the lesser of (x) the Facility Limit and (y) the difference between the Net Pool Balance and the Required Reserve. The obligations of the Purchasers under this Agreement shall be several and not joint, and each Purchaser’s several Commitment shall automatically terminate on the Facility Termination Date.

(b)    The Seller may, upon at least five (5) Business Days’ notice to the Purchaser Parties, terminate in whole or reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Facility Limit; provided that (i) each partial reduction of the Facility Limit shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof and (ii) in no event may the Facility Limit be reduced below the Exposure.

Section 1.2.    Increases. If, on any Business Day prior to the Facility Termination Date, there is Investment Availability, the Seller (or the Servicer, on the Seller’s behalf) may, if desired, request an Incremental Purchase in accordance with this Section 1.2. The Seller (or the Servicer, on the Seller’s behalf) shall provide each Purchaser with a Purchase Notice by 1:00 p.m. (New York City time) on the Business Day prior to each such Incremental Purchase. Each Purchase Notice shall be subject to Section 4.2 hereof and shall (a) be prepared in accordance with the most recent Settlement Report, (b) be irrevocable and (c) specify the requested Purchase Price (which shall be at least $1,000,000) and the Purchase Date (which shall be a Business Day). On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article IV, each of the Purchasers shall initiate a wire transfer to the Facility Account, in immediately available funds, no later than 1:00 p.m. (New York City time), in an amount equal to its Percentage of the Purchase Price of the Ownership Interest then being purchased; provided, however, that the failure to satisfy the conditions precedent set forth in Article IV shall not preclude an Incremental Purchase to the extent the proceeds thereof will be used to refinance outstanding Reimbursement Obligations.

Section 1.3.    Reductions. The Seller shall provide each Purchaser with irrevocable prior written notice in the form of Exhibit II-B hereto (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital not later than 1:00 p.m. (New York City time) one Business Day prior to the Business Day on which the proposed reduction is to occur (the “Proposed Reduction Date”). Such Reduction Notice shall (a) be prepared in accordance with the most recent Settlement Report, and (b) designate (i) the Proposed Reduction Date, and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be not less than $1,000,000 and shall be distributed ratably to the Ownership Interests of each Purchaser in accordance with the amount of Capital owing to each Purchaser. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4.    Payment Requirements. The Seller shall, or shall direct the Servicer on its behalf to, initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds. If such amounts are payable to any of the Purchaser Parties, they shall be paid to the Administrative Agent’s Account for prompt distribution to the appropriate parties. All computations of Yield, Interest and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.5.    Issuance of Letters of Credit. The Seller may request that the L/C Issuer issue Letters of Credit, and the L/C Issuer hereby agrees to issue such Letters of Credit and to renew, extend, increase, decrease or otherwise modify each Letter of Credit (“Modify,” and each such action, a “Modification”), from time to time upon the request of the Seller; provided that no Letter of Credit shall be issued or Modified by the L/C Issuer if, after giving effect thereto, (a) the Exposure would exceed the lesser of (i) the Facility Limit, and (ii) the Net Pool Balance minus the Required Reserve, or (b) the Letter of Credit Obligations would exceed the L/C Sublimit; provided, further, that each Letter of Credit issued pursuant to this Section 1.5 shall have a face amount of not less than $100,000. No Letter of Credit shall have an expiry date later than five Business Days prior to the Scheduled Termination Date.

Section 1.6.    Letters of Credit.

(a)    Letter of Credit Requests. The Seller shall give the L/C Issuer and the Administrative Agent reasonable prior notice of the proposed date of issuance or Modification of each Letter of Credit (and in no event shall such notice be given later than 1:00 p.m. (New York City time) three (3) Business Days prior to such issuance or Modification), by delivering to the Administrative Agent and the L/C Issuer a copy of a Letter of Credit application or request in a form to be agreed upon by the parties, duly completed by the Seller (each, a “Letter of Credit Request”). The issuance or Modification by the L/C Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Letter of Credit shall be reasonably satisfactory to the L/C Issuer and that the Seller shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have reasonably requested. In no event shall the L/C Issuer be obligated to issue a Modification if, on the proposed date of such Modification, the L/C Issuer would not be obligated to issue new Letters of Credit if requested or if the beneficiary does not consent to the proposed terms of the Modification. The Administrative Agent will give each Purchaser notice of each requested issuance or Modification of a Letter of Credit and each actual issuance or Modification of a Letter of Credit hereunder.

(b)    Reimbursement by the Seller. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the L/C Issuer shall notify the Administrative Agent, each Purchaser and the Seller as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “L/C Payment Date”). The responsibility of the L/C Issuer to the Seller shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The Seller shall be irrevocably and unconditionally obligated to reimburse the L/C Issuer with cash on hand or, subject to the terms and conditions hereof, the proceeds of an Incremental Purchase, on or before the applicable L/C Payment Date for any amounts to be paid by the L/C Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the L/C Issuer and remaining unpaid by the Seller (whether from cash on hand or with the proceeds of a Purchase made in accordance with this Agreement) shall bear interest (“Interest”), payable on each Monthly Payment Date in arrears out of Collections, for each day until paid at a rate per annum equal to the sum of (i) the Yield Rate plus (ii) 2.00%. Regardless of whether the applicable L/C Payment Date has occurred, the Administrative Agent is hereby irrevocably directed to pay the proceeds of each Purchase made while any Reimbursement Obligations remain outstanding directly to the L/C Issuer until all such Reimbursement Obligations, together with all accrued and unpaid Interest, and LC Fees thereon and Miscellaneous LC Fees with respect thereto, are paid in full. The Letter of Credit Obligations shall be secured by a pledge of the Seller Interest, among other assets, as more fully provided in Section 11.1.

(c)    Obligations Absolute. The Seller’s obligations under this Section 1.6 shall be absolute and unconditional under any and all circumstances and irrespective of (i) any lack of validity or enforceability of such Letter of Credit, any Letter of Credit Request, this Agreement, the Sale Agreement, or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Seller or applicable Originator may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect (provided that such draft, demand, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof) or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (provided that such draft, demand, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof); or any payment made by the L/C Issuer under such Letter of

Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; (v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to the departure from any guarantee, for all or any of the obligations of the Seller or the applicable Originator in respect of any Letter of Credit; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Seller or the applicable beneficiary; provided that the Seller shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Seller to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the L/C Issuer or (ii) the L/C Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. The Seller shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it, and, in the event of any claim of noncompliance with the Seller’s instructions or other irregularity, the Seller will immediately (and in any event within 5 Business Days) notify the L/C Issuer. The Seller shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(d)    Actions of L/C Issuer. With respect to any actions taken or omitted in the absence of gross negligence or willful misconduct, the L/C Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the L/C Issuer.

(e)    Participations. (i) By the issuance of a Letter of Credit (or a Modification of a Letter of Credit increasing the amount thereof) and without any further action on the part of the L/C Issuer or the Purchasers, the L/C Issuer hereby grants to each Purchaser, and each Purchaser hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Purchaser’s applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Purchaser hereby absolutely and unconditionally agrees to pay to the L/C Issuer such Purchaser’s applicable Percentage of each draw honored by the L/C Issuer pursuant to a Letter of Credit and not reimbursed by the Seller with the proceeds of an Incremental Purchase or other available funds on the date due as provided in this Section 1.6. Each Purchaser acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Amortization Event or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)     If any amount required to be paid by any Purchaser to the L/C Issuer pursuant to Section 1.6(e)(i) in respect of any unreimbursed portion of any payment made or reimbursed by the L/C Issuer under any Letter of Credit is not paid to the L/C Issuer on or before the date such payment is due, such Purchaser shall pay to the L/C Issuer on demand an amount equal to the product of (A) such amount, times (B) the Yield Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Issuer, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the L/C Issuer submitted to any Purchaser with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. Such amounts payable under this Section 1.6(e)(ii) shall be paid without any deduction for any withholding taxes.

(iii)    Whenever, at any time after payment has been made under any Letter of Credit and the L/C Issuer has received from any Purchaser its Percentage of such payment in accordance with Section 1.6(e)(i), the L/C Issuer receives any payment related to such Letter of Credit (whether directly from the Seller or otherwise, including proceeds of collateral applied thereto by the L/C Issuer), or any payment of Interest on account thereof, the L/C Issuer will distribute to such Purchaser its Percentage thereof; provided, however, that in the event that any such payment received by the L/C Issuer shall be required to be returned by the L/C Issuer, such Purchaser shall return to the L/C Issuer the portion thereof previously distributed by the L/C Issuer to it.

(iv)     Each Purchaser’s obligation to pay its Percentage of any unreimbursed draft pursuant to Section 1.6(e)(i) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Purchaser or the Seller may have against the L/C Issuer, the Seller or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Amortization Event or the failure to satisfy any of the other conditions specified in Article IV other than at the time the related Letter of Credit was issued; (C) an adverse change in the condition (financial or otherwise) of the Seller; (D) any breach of this Agreement or any other Transaction Document by the Seller or any other Person; (E) any amendment, renewal or extension of any Letter of Credit in compliance with this Agreement or with the terms of such Letter of Credit, as applicable; or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, other than the gross negligence or willful misconduct of the L/C Issuer.

(f)    L/C Issuer Agreements. At any time while any Letter of Credit or Reimbursement Obligation remains outstanding, the L/C Issuer shall provide to the Purchaser Parties (i) not later than the third Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, Modifications, expirations and cancellations thereof and all disbursements and reimbursements thereunder, (ii) on or prior to each Business Day on which the L/C Issuer expects to issue or Modify any Letter of Credit, the date of such issuance or Modification, and the Aggregate Face Amount Outstanding of the Letters of Credit after giving effect to such issuance or Modification (and whether the amount thereof changed), it being understood that the L/C Issuer shall not permit any issuance or Modification resulting in an increase in the amount of any Letter of Credit to occur without first obtaining confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (iii) on each Business Day on which such L/C Issuer makes any payment to a beneficiary pursuant to a draw under a Letter of Credit, the date and amount of such payment, (iv) on any Business Day on which the Seller fails to reimburse a Reimbursement Obligation required to be reimbursed to the L/C Issuer on such day, the date and amount of such failure, and (v) on any other Business Day, such other information as any of the Purchasers may reasonably request. The L/C Issuer shall invoice the Seller for LC Fees and Miscellaneous LC Fees no later than the second Business Day immediately preceding each Monthly Payment Date and shall disburse each Purchaser’s share of the LC Fees and Interest received by the L/C Issuer within one Business Day after the L/C Issuer’s receipt thereof.

Section 1.7.    Deemed Collections. Upon the occurrence of any Dilution, the Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, the Seller shall deliver to the Servicer either (a) immediately available funds, or (b) additional Ownership Interests, in an amount equal to the lesser of (i) the sum of all Deemed Collections deemed received by the Seller and (ii) an amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same to the Administrative Agent or the L/C Issuer, as applicable, pursuant to Article II.

Section 1.8.    Yield. The Capital of each Ownership Interest shall accrue Yield for each day at then applicable Yield Rate. On each Monthly Payment Date, the Seller shall pay in arrears to the Administrative Agent for the ratable account of the Purchasers an aggregate amount equal to the accrued and unpaid Yield on the Ownership Interests for each day during the Calculation Period (or portion thereof) then most recently ended.

Section 1.9.    Suspension of the LMIR. If any Purchaser determines that funding any Ownership Interest at a rate based on the LIBOR Market Index Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, then such Purchaser may suspend the availability of LMIR, and such Purchaser’s Capital shall thereafter accrue Yield at the Alternate Base Rate.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1.    Collections during the Revolving Period. During the Revolving Period, any Collections and/or Deemed Collections received by the Servicer (or from and after the occurrence of the Dominion Date, by the Administrative Agent) shall be held in trust for the payment of any accrued and unpaid Aggregate Unpaids (or, in the case of Letter of Credit Obligations, to Cash-Collateralize the same if required by Section 2.5 or Section 2.6) or for a Reinvestment as provided in this Section 2.1 (provided that Aggregate Capital shall not be payable during the Revolving Period except to the extent provided in Section 1.3 and Section 1.7 and Collections and/or Deemed Collections shall not be required to be segregated prior to the Dominion Date but instead shall be permitted to be used by the Servicer and its Affiliates in accordance with Section 6.2(c)). On each day during the Revolving Period that is not a Settlement Date, subject to Section 1.4, the last sentence of this Section 2.1 and Section 4.2, Collections that are not required to be segregated pursuant to Section 6.2(c) shall first be applied to making additional Purchases of Ownership Interests, such that after giving effect thereto, the outstanding Aggregate Capital is equal to the Aggregate Capital outstanding immediately prior to receipt of such Collections and the Ownership Interest does not exceed 100% (each such Purchase, a “Reinvestment”). Each Reinvestment will be presumed to be made ratably amongst all Purchasers in accordance with their respective Capital outstanding. On each Settlement Date, the Servicer shall deliver to the Administrative Agent that portion of all Collections and Deemed Collections received during the related Calculation Period (after deducting therefrom its Servicing Fee) equal to the Required Amounts for application in accordance with Section 2.3. If on any Settlement Date during the Revolving Period there are insufficient Collections to pay all Required Amounts that are then due and owing under Section 2.3, the next available Collections shall be applied to such payments in accordance with Section 2.3, and no Reinvestment shall be permitted hereunder until such amounts payable have been paid in full.

Section 2.2.    Collections After the Facility Termination Date. On each day during the Liquidation Period, except to the extent paid directly to the Administrative Agent by any Lock-Box Bank pursuant to a Collection Notice, all Collections shall be held in trust for the Administrative Agent, for the benefit of the Purchaser Parties, by the Servicer until the next Settlement Date in a segregated account which is subject to a first priority perfected security interest in favor of the Administrative Agent (or retained in a Lock-Box Account), for the benefit of the Purchaser Parties. Except to the extent paid directly to the Administrative Agent by any Lock-Box Bank pursuant to a Collection Notice, the Servicer shall deliver to the Administrative Agent all Collections held by the Servicer on each Settlement Date during the Liquidation Period (after deducting therefrom its Servicing Fee) for application pursuant to Section 2.3.

Section 2.3.    Order of Application of Collections on Settlement Dates. Upon receipt by the Administrative Agent, on behalf of the Purchaser Parties, on any Settlement Date of Collections, the Administrative Agent shall apply them in the following order of priority:

(i)       if any costs or expenses are due and owing to the Administrative Agent or its representatives under Section 8.4 and have not been paid, to the Administrative Agent or its designee in payment of such amounts;

(ii)      if such Settlement Date is also a Monthly Payment Date, to the Purchasers, pro rata, any accrued and unpaid Yield that is then due and owing on account of the Ownership Interest, including any previously accrued Yield on account of the Ownership Interest that was not paid on the applicable Monthly Payment Date;

(iii)    if such Settlement Date is also a Monthly Payment Date, (A) to the Purchasers, pro rata, on account of the Unused Fee accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Unused Fee not paid on a prior Monthly Payment Date, and (B) to the L/C Issuer (or, if applicable, each Purchaser that has acquired a participation as provided in Section 1.6(e), apportioned based upon (1) the amount of such Purchaser’s payments to the L/C Issuer in respect its Percentage of any draw and (2) the time period from and including the day such payment was made to and excluding the day such amount was returned to such Purchaser by the L/C Issuer), all Interest accruing under Section 1.6(b) hereof, ratably in accordance with such amounts owed to such parties;

(iv)    to the Purchasers, pro rata, in reduction of Aggregate Capital, (A) to the extent such reduction is required under Section 1.3 or Section 1.7 during the Revolving Period and (B) to the extent of remaining Collections during the Liquidation Period;

(v)    to the Purchasers, pro rata, to be applied to the payment of all outstanding Reimbursement Obligations,

(vi)    if the Facility Termination Date has occurred, to the L/C Issuer to Cash-Collateralize the Letter of Credit Obligations in an amount equal to 103% of the Aggregate Face Amount Outstanding,

(vii)     if such Settlement Date is also a Monthly Payment Date, to pay all other accrued and unpaid amounts owing to any of the Purchaser Parties hereunder, pro rata and pari passu among all such amounts; and

(viii) (x) during the Revolving Period, to the Seller, free and clear of any interest of the Purchaser Parties, or (y) during the Liquidation Period, after reduction of any remaining Aggregate Unpaids to zero, to the Seller, free and clear of any interest of the Purchaser Parties.

Section 2.4.    Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser Party the full amount thereof together with any Yield thereon from the date of any such rescission, return or refunding.

Section 2.5.    Maximum Effective Ownership Interests. The Seller shall ensure that (a) the Effective Ownership Interests of the Purchaser Parties shall at no time exceed in the aggregate 100%, (b) the Letter of Credit Obligations would not exceed the L/C Sublimit, and (c) the Exposure does not exceed the lesser of (i) the Facility Limit, and (ii) the Net Pool Balance minus the Required Reserve. If, on any date of determination, (1) the aggregate of the Ownership Interests and the Seller Interest exceeds 100%, or (2) the Exposure exceeds the lesser of (i) the Facility Limit, and (ii) the Net Pool Balance minus the Required Reserve, then the Seller shall, within one (1) Business Day, pay to the Administrative Agent, to be distributed to the Purchasers in accordance with their respective Percentages, (x) an amount to be applied to reduce the Aggregate Capital such that after giving effect to such payment the aggregate of the Ownership Interests and the Seller Interest equals or is less than 100% or (y) an amount necessary to reduce the Exposure to the lesser of (i) the Facility Limit, and (ii) the Net Pool

Balance minus the Required Reserve (and/or, if directed by the Seller, held to Cash-Collateralize the Letter of Credit Obligations in an amount necessary to eliminate any excess Exposure) or reduce the Letter of Credit Obligations to the L/C Sublimit, provided that, with respect to any funds to be held as cash-collateral or applied to reduce any Letter of Credit Obligations, such funds shall not be required to be distributed by the Administrative Agent to any Purchaser but shall instead be deposited into a Letter of Credit Collateral Account.

Section 2.6.    Clean-up Option. At any time while the Aggregate Capital outstanding is less than 10% of the Facility Limit, the Seller shall have the right (after providing at least five (5) Business Days’ prior written notice to the Purchaser Parties) to repurchase all, but not less than all, of the Ownership Interests. The purchase price in respect thereof shall be an amount equal to (i) the Aggregate Unpaids minus (ii) the Letter of Credit Obligations, in each case, through the date of such repurchase, payable in immediately available funds. Additionally, in connection with and as a condition to the exercise of such repurchase, the Seller shall Cash-Collateralize all of the outstanding Letter of Credit Obligations in an amount equal to 103% of the Aggregate Face Amount Outstanding. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Administrative Agent or any Purchaser except for a representation and warranty that the reconveyance to the Seller is being made free and clear of any Adverse Claim created by the Administrative Agent or the applicable Purchaser. On the date of repurchase of the Ownership Interests pursuant to this Section, the Commitments of the Purchasers and the L/C Issuer’s obligation to issue Letters of Credit shall automatically terminate.

Section 2.7.    Release of Excess Cash Collateral. If on any Settlement Date, the balance in the Letter of Credit Collateral Account exceeds the amount required, unless an Amortization Event or Potential Amortization Event shall exist and be continuing, the L/C Issuer shall release the excess cash collateral to the Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1.    Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser Parties as of the date hereof and as of the date of each Credit Event that:

(a)    Existence and Power. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of the Purchases hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller.

(c)    No Conflict. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Seller (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)    Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)    Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of the Seller’s knowledge, threatened, against or affecting the Seller, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) Seller is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

(f)    Binding Effect. This Agreement and each other Transaction Document to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)    Accuracy of Information. All factual information (other than projections but including, without limitation, Monthly Reports and Interim Reports) (taken as a whole) heretofore furnished by the Seller or by any Authorized Officer of an Originator to any of the Purchaser Parties for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby do not, and all such factual information (taken as a whole) hereafter furnished by the Seller or any such Authorized Officer to any of the Purchaser Parties will not, on the date such information is furnished, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(h)    Use of Proceeds. Seller will not use the proceeds of any Purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)    Good Title. Immediately prior to or contemporaneously with each Credit Event hereunder, the Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j)    Perfection. Assuming the filing of the financing statements approved by the Seller on the date hereof (which will be filed by the Administrative Agent or its representatives), this Agreement, together with the filing of such financing statements, is effective to, and shall, upon each Credit Event hereunder, transfer to the Administrative Agent for the benefit of the applicable Purchaser Parties (and the Administrative Agent for the benefit of such Persons shall acquire from Seller) an undivided percentage Ownership Interest or a valid and perfected first priority security interest in each Receivable existing or hereafter arising and in all other Collateral, free and clear of any Adverse Claim, except as created by the Transactions Documents. In accordance with the preceding sentence, the Administrative Agent confirms that it or its representatives have duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchaser Parties) ownership or security interest in the Collateral.

(k)    Places of Business and Locations of Records. The principal places of business and chief executive office of the Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Purchaser Parties have been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 12.4(a) has been taken and completed. The Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l)    Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed. The names and addresses of all Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at each Lock-Box Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. The Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, control of any Lock-Box Account, or the right to take control of any such Lock-Box Account at a future time or upon the occurrence of a future event. Each of the Lock-Box Banks has been duly instructed that upon receipt of a Collection Notice in the form specified in the applicable Lock-Box Agreement, it is authorized and directed to permit transfers and withdrawals from its Lock-Box Account(s) only as authorized by the Administrative Agent.

(m)    Material Adverse Effect. Since December 31, 2012, no event has occurred that has had a Material Adverse Effect.

(n)    Names. Except as stated on Exhibit XI, in the past five (5) years, the Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)    Ownership of the Seller. Schneider owns, directly or indirectly, 100% of the issued and outstanding Capital Securities of all classes of the Seller, free and clear of any Adverse Claim (other than Adverse Claims granted in connection with the Senior Credit Agreement, as such agreement may be amended or refinanced from time to time). Such Capital Securities are validly issued and there are no options, warrants or other rights to acquire Capital Securities of the Seller.

(p)    Not an Investment Company. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)    Compliance with Law. The Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r)    Compliance with Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).

(s)    Payments to Applicable Originators. With respect to each Receivable, the Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t)    Enforceability of Contracts. Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)    Eligible Receivables. Each Receivable included in the Net Pool Balance on a Settlement Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Settlement Report.

(v)    Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of the Seller and each of the Performance Guarantor and its Subsidiaries (other than projections) furnished to any of the Purchaser Parties and described in Section 5.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of the Seller and each of the Performance Guarantor and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by Seller or by any Authorized Officer of an Originator to any of the Purchaser Parties for purposes of or in connection with this Agreement were prepared in good faith based upon estimates and assumptions which, at the time of preparation, were believed to be reasonable.

(w)    OFAC. The Seller is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(x)    Patriot Act. The Seller is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the Purchases will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.2.    Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to the Purchaser Parties as of the date hereof and as of date of each Credit Event that:

(a)    Existence and Power. The Servicer is duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Servicer is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.

(c)    No Conflict. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Servicer (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)    Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)    Actions, Suits. (i) Except as set forth on Schedule C hereto, there are no actions, suits or proceedings pending, or to the best of the Servicer’s knowledge, threatened, against or affecting the Servicer, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) the Servicer is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

(f)    Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)    Accuracy of Information. All factual information (other than projections but including, without limitation, Monthly Reports and Interim Reports) (taken as a whole) heretofore furnished by Servicer or by any Authorized Officer of an Originator to any of the Purchaser Parties for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby do not, and all such factual information (taken as a whole) hereafter furnished by Servicer or any such Authorized Officer to any of the Purchaser Parties will not, on the date such information is furnished, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(h)    Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed.

(i)    Material Adverse Effect. Since December 31, 2012, no event has occurred that has had a Material Adverse Effect.

(j)    Not an Investment Company. The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(k)    Compliance with Law. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(l)    Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).

(m)    OFAC. Neither the Servicer nor any Originator nor any Subsidiary of any Originator is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(n)    Patriot Act. Each of the Servicer, the Originators and their respective Subsidiaries is in compliance, in all material respects, with the Act. No part of the proceeds of the Receivables will be used, directly or indirectly, by any of the foregoing for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV.

CONDITIONS OF EFFECTIVENESS AND CREDIT EVENTS

Section 4.1.    Conditions Precedent to Effectiveness of this Agreement. Effectiveness of this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date hereof each of the documents listed on Schedule B hereto, duly executed by all relevant parties, and (b) each of the Purchaser Parties shall have received all Fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 4.2.    Conditions Precedent to All Credit Events. Each Credit Event shall be subject to the conditions precedent that (a) the Servicer shall have delivered to the Purchaser Parties on or prior to the date of such Credit Event, in form satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 6.6; (b) the Facility Termination Date shall not have occurred, and (c) on the applicable Purchase Date, the following statements shall be true (and acceptance of the proceeds of, or the delivery of a Letter of Credit related to, such Credit Event shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)    the representations and warranties set forth in Article III are true and correct in all material respects on and as of the date of such Credit Event as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii)    no event has occurred and is continuing, or would result from such Credit Event, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii)    no Investment Excess exists or will result from such Credit Event.

ARTICLE V.

COVENANTS

Section 5.1.    Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full and the termination or expiration of all of the Commitments:

(a)    Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to each Purchaser Party:

(i)    Annual Reporting. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (A) a copy of the consolidated balance sheet of the Performance Guarantor and its Subsidiaries, and the related consolidated statements of income and cash flow of the Performance Guarantor and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by a “Big Four” accounting firm or other independent public accountants reasonably acceptable to the Administrative Agent, together with (B) unaudited annual financial statements of the Seller.

(ii)    Quarterly Reporting. As soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (A) an unaudited consolidated balance sheet of the Performance Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Performance Guarantor and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Performance Guarantor (subject to normal year-end audit adjustments), together with (B) unaudited quarterly financial statements of the Seller.

(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)    [Reserved].

(v)    S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports on Form 8-K, 10-K or 10-Q which the Performance Guarantor files with the SEC.

(vi)    Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator or any Lock-Box Bank, copies of the same.

(vii)    Material Indebtedness Notices. Promptly upon furnishing thereof to the lenders or noteholders under any agreement governing any Material Indebtedness of the Performance Guarantor and its Subsidiaries (or any agent or trustee for the foregoing), copies of all default notices required to be delivered pursuant to such agreements (in each case without duplication of any of the items described above in this Section 5.1(a)).

(viii)    Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations or business of such Seller Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Purchaser Parties under or as contemplated by this Agreement.

(b)    Notices. Such Seller Party will notify the Purchaser Parties in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)    Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii)    Litigation. Any litigation, investigation or proceeding that may exist at any time between such Seller Party and any other Person, (A) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (B) relating to any Transaction Document.

(iii)    Material Adverse Effect. The occurrence of any event or condition that has had, or has a reasonable possibility of having, a Material Adverse Effect.

(iv)    [Reserved].

(v)     [Reserved].

(vi)    Change of Independent Director. (A) At least 10 days prior to any proposed change of the sole (or, as applicable, the sole remaining) Independent Director for any reason other than death, incapacity or resignation of the incumbent director, notice of such proposed change together with a certificate of the Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and, unless such replacement is employed by AMACAR Group, LLC, Lord Securities Corporation, Global Securitization Services LLC, Organization Services, Inc., a subsidiary of Wilmington Trust, or CSC Entity Services, LLC, requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria, and (B) as soon as reasonably practicable but in any event within 10 days after any Seller Party receives notice of the death, incapacity or resignation of the sole (or, as applicable, the sole remaining) incumbent Independent Director, notice of the proposed replacement director together with a certificate of the Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and, unless such replacement is employed by AMACAR Group, LLC, Lord Securities Corporation, Global Securitization Services LLC, Organization Services, Inc., a subsidiary of Wilmington Trust, or CSC Entity Services, LLC, requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria.

(c)    Compliance with Laws and Preservation of Legal Existence. Such Seller Party will comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d)    Audits. Such Seller Party will furnish to each Purchaser Party from time to time such information with respect to it and the Receivables as any of the Purchaser Parties may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by any of the Purchaser Parties upon reasonable notice and at the sole cost of such Seller Party, permit the Administrative Agent (whether alone or accompanied by any other Purchaser Party), or its respective agents or representatives (and shall cause each Originator to permit the Administrative Agent (whether alone or accompanied by any other Purchaser Party), or its respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Seller or the Servicer having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Amortization Event has occurred and is continuing, the Seller Parties shall only be responsible for the costs and expenses of one such Review in any one calendar year, and the Administrative Agent will not request more than two (2) Reviews in any one calendar year.

(e)    Keeping and Marking of Records and Books.

(i)     The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain for a period of seven (7) years from the date of their original creation all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give each Purchaser Party notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)    The Servicer will (and will cause each other Originator to) (A) on or prior to the date hereof, make a notation in its books and records relating to the Receivables, acceptable to the Administrative Agent, describing the Ownership Interests and (B) upon the request of the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts relating to the Receivables.

(f)    Compliance with Contracts and Credit and Collection Policy. The Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)    Performance and Enforcement of the Sale Agreement and the Performance Undertaking. The Seller will, and will require each of the Originators and the Performance Guarantor, as applicable, to, perform each of their respective obligations and undertakings under and pursuant to the Sale Agreement and the Performance Undertaking including, without limitation, making claims to which it may be entitled under the Performance Undertaking or any indemnity, reimbursement or similar provision contained in the Sale Agreement. The Seller will purchase Receivables under the Sale Agreement in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to it as purchaser under the Sale Agreement.

(h)    Ownership. The Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in the Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Purchaser Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Seller therein as any Purchaser Party may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchaser Parties, a valid and perfected ownership interest or first priority security interest in the Collateral to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchaser Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchaser Parties) interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchaser Parties as the Administrative Agent, the L/C Issuer or any Purchaser may reasonably request).

(i)    Separateness. The Seller acknowledges that the Purchaser Parties are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (each, a “Related Entity”). Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that are required by applicable law, rule or regulation, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the other Related Entities and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, the Seller will:

(i)     compensate all employees, consultants and agents directly, from the Seller’s bank accounts, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any other Related Entity, allocate the compensation of such employee, consultant or agent between the Seller and such Related Entity on a basis which reflects the services rendered to the Seller and such Related Entity;

(ii)    clearly identify its offices as separate and distinct from any space occupied by any other Related Entity even if such space is leased or subleased from, or is on or near premises occupied by, any other Related Entity;

(iii)    have separate stationery and other business forms (each of which may be computer-generated);

(iv)     conduct its business solely in its own name through its duly authorized officers or agents including, without limitation, in all oral and written communications such as letters, invoices, purchase orders, contracts, statements and applications;

(v)      allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and any other Related Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi)     at all times maintain at least one Independent Director;

(vii)    maintain its Organic Documents in conformity with this Agreement, such that (A) it does not amend, restate, supplement or otherwise modify such Organic Document in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i), and (B) it provides for the notice, Seller certification and, unless such replacement is employed by AMACAR Group, LLC, Lord Securities Corporation, Global Securitization Services LLC, Organization Services, Inc., a subsidiary of Wilmington Trust, or CSC Entity Services, LLC, the Administrative Agent’s written acknowledgement specified in Section 5.1(b)(vi) hereof;

(viii)    ensure that all corporate actions with respect to (A) the filing for any petition of bankruptcy of Seller and (B) the merger, consolidation, dissolution or liquidation of the Seller are duly authorized by unanimous vote of its directors (including, the Independent Director);

(ix)     maintain complete and correct books and records of account and minutes of meetings and other proceedings of its equity holder(s) and directors/managers;

(x)      maintain its certificate of incorporation and by-laws in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i);

(xi)     maintain its financial, corporate and other books and records separate from those of any other Related Entity;

(xii)    prepare its financial statements separately from those of other Related Entities and ensure that any consolidated financial statements of any other Related Entity that include the Seller have detailed notes clearly stating that the Seller is a separate corporate entity;

(xiii)    maintain bank accounts that are separate from those of any other Related Entity and, except as permitted in the Transaction Documents, not commingle funds or other assets of the Seller with those of any other Related Entity;

(xiv)    pay operating expenses and liabilities from its own funds and not permit any other Related Entity to pay any of the Seller’s operating expenses or liabilities (except pursuant to allocation arrangements that comply with the requirements of clause (ii) above);

(xv)     endeavor to manage its affairs so as to maintain adequate capitalization in light of its business and purpose and in any event maintain at all times the Minimum Capital Test (as defined in the Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness or under the L/C Note which would cause such capitalization to cease to be so maintained;

(xvi)    not hold itself out or permit itself to be held out as having agreed to pay or as being liable for the debts of any other Related Entity nor will it hold any other Related Entity out or permit any other Related Entity to be held out as having agreed to pay or as being liable for the debts of the Seller nor will it fail to correct any known misrepresentation with respect to the foregoing;

(xvii)   not operate or purport to operate as an integrated, single economic unit with one or more of the other Related Entities; provided, however, that the foregoing shall not preclude Parent’s consolidation of the Seller’s financial statements with its own in accordance with GAAP;

(xviii)  not seek or obtain credit from or incur any obligation to any third party based upon the assets of one or more of the other Related Entities or induce any such third party to reasonably rely on the creditworthiness of one or more of the other Related Entities (except as contemplated by the Performance Undertaking);

(xix)   not guaranty or otherwise become liable with respect to indebtedness of any other Related Entity nor permit guaranties or liability by any other Related Entity of the indebtedness of the Seller (except as contemplated by the Performance Undertaking and this Agreement);

(xx)    maintain an arm’s-length relationship with each other Related Entity, including, without limitation, payment of an arm’s-length servicing fee for any receivables-servicing functions performed by any other Related Entity on behalf of the Seller;

(xxi)   not, directly or indirectly, be named and shall not enter into any agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other Related Entity; and

(xxii)   take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Godfrey & Kahn, S.C., as counsel for the Seller Parties, in connection with the closing or initial purchase under the Sale Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)    Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account and (2) each Lock-Box and Lock-Box Account to be subject at all times to a Lock-Box Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to a Lock-Box Bank and deposited into a Lock-Box Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Purchaser Parties, subject to the Servicer’s rights under Section 6.2(c).

(k)    Taxes. Such Seller Party will file all federal and all other material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of Excluded Taxes.

(l)    Insurance. The Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as the Seller shall deem appropriate in its good faith business judgment.

(m)    Payment to Originators. With respect to any Receivable purchased by the Seller from an Originator, such purchase shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

Section 5.2.    Negative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full and the termination or expiration of all of the Commitments:

(a)    Name Change, Offices and Records. The Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Purchaser Parties at least ten (10) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change or relocation.

(b)    Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 6.2(b), such Seller Party will not add or terminate any bank as a Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box Bank or a Lock-Box Account or Lock-Box, an executed Lock-Box Agreement with respect to the new Lock-Box Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account.

(c)    Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and no Seller Party will permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to decrease the credit quality of any newly created Receivables or materially adversely affect the collectability of the Receivables. Except as provided in Section 6.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d)    Sales, Liens. Other than the ownership and security interests contemplated by the Transaction Documents, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Lock-Box Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent for the benefit of the Purchaser Parties provided for herein), and the Seller will defend the right, title and interest of the Purchaser Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or any Originator.

(e)    Termination of Sale Agreement. Except as otherwise permitted under Section 7.1(k), the Seller will not terminate the Sale Agreement or send any termination notice to any Material Originator in respect thereof, without the prior written consent of each of the Purchaser Parties.

(f)    Restricted Junior Payments. After the occurrence and during the continuance of any Amortization Event, the Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.

(g)    Seller Indebtedness. Except as contemplated by the Transaction Documents, the Seller will not incur or permit to exist any Indebtedness or any liability on account of deposits except: (i) the Aggregate Unpaids and (ii) other current accounts payable arising in the ordinary course of business and not overdue.

(h)    Prohibition on Additional Negative Pledges. The Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Collateral except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.1.    Designation of the Servicer.

(a)    The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. Schneider is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of an Amortization Event, the Purchaser Parties may at any time designate as the Servicer any Person to succeed Schneider or any successor Servicer.

(b)    Schneider may delegate to Schneider Enterprise Resources, LLC, as sub-Servicer of the Servicer, certain of its duties and responsibilities as the Servicer hereunder. Without the prior written consent of the Purchaser Parties, the Servicer shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the Originators, (ii) to Schneider Enterprise Resources, LLC, and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. The Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Schneider. If at any time following the occurrence of an Amortization Event, the Purchaser Parties shall designate as the Servicer any Person other than Schneider, all duties and responsibilities theretofore delegated by Schneider to the Seller or any Originator may, at the discretion of any of the Purchaser Parties, be terminated forthwith on notice given by such Purchaser Party to the other Purchaser Parties, Schneider and the Seller.

(c)    Notwithstanding the foregoing subsection (b), (i) the Servicer shall be and remain primarily liable to the Purchaser Parties for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Purchaser Parties shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Purchaser Parties shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. The Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 6.2.    Duties of the Servicer.

(a)    The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy of each respective Originator.

(b)    The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Lock-Box Account that is subject to a Lock-Box Agreement. The Servicer shall cause the Lock-Box Agreements attached hereto as Exhibit XII to be in effect with respect to the related Lock-Box and Lock-Box Account. In the case of any remittances received in any Lock-Box or Lock-Box Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Collateral, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Lock-Box Bank a Collection Notice pursuant to Section 6.4 (such date, the “Dominion Date”), the Administrative Agent, on behalf of the Purchaser Parties, may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, the Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c)    The Servicer (and from and after the Dominion Date, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article II. Subject to the last sentence of this Section 6.2(c), the Servicer shall hold in trust for the account of the Seller and each of the Purchaser Parties their respective shares of the Collections in accordance with Article II. Following the occurrence of the Dominion Date, the Servicer shall, upon the request of the Administrative Agent, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Article II to the extent of any accrued and unpaid Aggregate Unpaids, and the requirement to continue such segregation shall continue until such Amortization Event is waived in the sole discretion of the Required Purchasers or until the conditions to further Purchases set forth in Section 4.2 are satisfied. Subject to Section 2.2, at all times while the Servicer is required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchaser Parties on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. Notwithstanding anything in this Agreement to the contrary, for so long as the Administrative Agent is not permitted to and has not requested the segregation of Collections in accordance with this Section 6.2(c) and Schneider or one of its Affiliates is the Servicer, the Servicer may process Collections as a part of a central cash management system maintained by Schneider and its Affiliates, which system shall include written records (which may be electronic) of all debits and credits attributable to the Seller and its Receivables and all other participants in such system and, prior to the Dominion Date, such funds may be commingled with other funds of Schneider and its Affiliates.

(d)    The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Purchaser Parties under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e)    The Servicer shall hold in trust for the Seller and the Purchaser Parties for a period of seven (7) years from their original creation all Records kept and maintained in accordance with Section 5.1(e) that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, following the occurrence of an Amortization Event that is continuing (provided such Amortization Event is not, in the sole discretion of the Purchaser Parties, waived in accordance with this Agreement, neither the Administrative Agent nor any Purchaser shall be required to grant any such waiver), as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place reasonably selected by the Administrative Agent. The Servicer shall, two (2) Business Days following receipt thereof turn over (A) to the Seller any cash collections or other cash proceeds in accordance with Article II and (B) to the applicable Person any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser Party, furnish to the Purchaser Parties (promptly after any such request) a calculation of the amounts set aside for the Purchaser Parties pursuant to Article II.

(f)    Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.    Lock-Box Accounts. Subject to the terms of the applicable Lock-Box Agreement, the Seller shall grant to the Administrative Agent for the benefit of the Purchaser Parties “control” (within the meaning of the UCC) over each Lock-Box and Lock-Box Account. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (a) endorse the Seller’s name on checks and other instruments representing Collections, (b) enforce the Receivables, the related Contracts and the Related Security and (c) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller.

Section 6.4.    Collection Notices. The Administrative Agent is authorized to deliver the Collection Notices to the Lock-Box Banks (i) upon the occurrence and during the continuance of an Amortization Event or (ii) if Administrative Agent notifies the Seller that it deems it necessary or advisable in the reasonable judgment of the Administrative Agent following an adverse change in financial condition or circumstances of the Seller or the Performance Guarantor at any time that Excess Availability is less than $24,000,000 (it being understood that (a) if Excess Availability of at least $24,000,000 is restored within three (3) Business Days of Administrative Agent’s notification, the Administrative Agent shall not be allowed to deliver any Collection Notices unless and until Excess Availability falls below $24,000,000 again, and (b) no further prior notice to the Seller Parties shall be required to deliver such Collection Notice). Subject to the terms of the applicable Lock-Box Agreement, the Seller has transferred to the Administrative Agent, for the benefit of the Purchaser Parties, exclusive “control” over each Lock-Box and related Lock-Box Accounts; provided, however, that the Seller Parties shall retain the right to direct dispositions of funds from the Lock-Boxes and Lock-Box Accounts prior to delivery of the Collection Notices. In case any authorized signatory of the Seller whose signature appears on a Lock-Box Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled (a) at any time after delivery of the Collection Notices, to endorse the Seller’s name on checks and other instruments representing Collections, (b) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Receivables, the related Contracts and the Related Security, and (c) at any time after an Amortization Event hereunder has occurred and is continuing, to take such action as shall be necessary to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller.

Section 6.5.    Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the exercise by any of the Purchaser Parties of its rights hereunder shall not release the Servicer, any Originator or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchaser Parties shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or any Originator.

Section 6.6.    Reports.

(a)    On each Interim Reporting Date (if any), the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchaser Parties an Interim Report in the form of Exhibit VIII hereto (appropriately completed and executed).

(b)    On each Monthly Reporting Date, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchaser Parties, a Monthly Report for the calendar month then most recently ended in the form of Exhibit IX hereto (appropriately completed and executed).

(c)    At such times as any Purchaser Party shall reasonably request, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) two (2) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 6.7.    Servicing Fees. In consideration of Schneider’s agreement to act as the Servicer hereunder, so long as Schneider shall continue to perform as the Servicer hereunder, Schneider shall be paid a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.0% per annum of the average aggregate Outstanding Balance of all Receivables during such period. At any time while the Servicer is not an Affiliate of the Seller, the Servicing Fee shall be computed at such rate per annum as the Administrative Agent, the Seller and the substitute the Servicer may mutually agree.

ARTICLE VII.

AMORTIZATION EVENTS

Section 7.1.    Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a)    (i) Any Seller Party shall fail to make any payment or deposit of Capital required to be paid to the Administrative Agent for the benefit of any Purchaser Party under any Transaction Document and such failure under this clause (i) continues for one (1) Business Day after the date when the same was required to be made; or (ii) any Seller Party shall fail to make any payment or deposit of any other amount required to be paid to or for the benefit of a Purchaser Party or another Indemnified Party under this Agreement or any other Transaction Document to which it is a party and such failure under this clause (ii) continues for two (2) Business Days after the date when the same was required to be made.

(b)    Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 5.2, Section 6.2(c) or Section 6.6 (and, in the case of Section 6.6 only, such failure continues for two (2) Business Days after the date when the same was required to be performed).

(c)    Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 7.1) or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) consecutive days following the earlier to occur of (i) notice from the Administrative Agent or any other Purchaser Party of such non-performance or non-observance, or (ii) the date on which an Authorized Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d)    Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(e)    On any Settlement Date, after giving effect to the turnover and application of Collections and Deemed Collections, the Aggregate Capital shall exceed the Facility Limit or an Investment Excess shall be continuing.

(f)    (i) The Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness (other than Indebtedness under this Agreement) which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(ii) The Performance Guarantor or any Originator shall fail to pay any principal of or premium or interest on any of its Material Indebtedness which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

(g) (i)     Any Seller Party, any Originator or any other Significant Subsidiary shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or

     (ii)    any proceeding shall be instituted by any Seller Party, any Originator or any other Significant Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or

     (iii)   any proceeding shall be instituted against any Seller Party, any Originator or any other Significant Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by the Performance Guarantor, the Servicer, such Originator or such Significant Subsidiary, such proceeding of the type described in this clause remains undismissed, unvacated or unstayed for a period of sixty (60) days; or

     (iv)   Any Seller Party, any Originator or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i), (ii) or (iii) above in this subsection (g).

(h)    As at the end of any calendar month:

(i)   the average of the Delinquency Ratios for the three months then most recently ended shall exceed 7.0%;

(ii)  the average of the Default Ratios for the three months then most recently ended shall exceed 5.0%; or

(iii) the average of the Dilution Ratios for the three months then most recently ended shall exceed 3.0%.

(i)    A Change of Control shall occur.

(j)    (i) One or more final judgments for the payment of money in an amount in excess of $15,234, individually or in the aggregate, shall be entered against the Seller, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution; or (ii) one or more final judgments or decrees shall be entered against the Parent or any of its Subsidiaries (other than the Seller) involving a liability of $50,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has not disputed coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(k)    Either (i) the “Purchase Termination Date” under and as defined in the Sale Agreement shall occur with respect to any Material Originator or (ii) any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Sale Agreement, provided, however, that upon 30 days’ prior written notice, a Material Originator may cease to sell or contribute Receivables to the Seller (and otherwise cease to be a party) under the Sale Agreement without causing an Amortization Event under this Agreement if (1) such Material Originator has consolidated or merged with or into (or otherwise sold all or substantially all of its assets to) another Originator, or (2) to the extent that (a) the Aggregate Capital continues to be equal to or less than the lesser of the Facility Limit or the Investment Base after such Material Originator ceases to sell or contribute, (b) if such cessation of transfers is reasonably likely to result in a material change to the performance of the remaining Receivables, the Performance Guarantor and the remaining Originators agree to such modified transaction terms which may be requested by any of the Purchaser Parties as being necessary to maintain an implied rating equivalent to the implied rating of the facility evidenced by this Agreement prior to such Material Originator ceasing to sell, as determined in the exercise of the Purchaser Parties’ reasonable credit judgment based upon facts set forth in any written report pertaining to such Material Originator’s Receivables or the remaining Receivables, and (c) no Amortization Event or Potential Amortization Event shall exist after such Material Originator shall cease to transfer.

(l)    The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(m)    This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchaser Parties shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lock-Box Accounts.

(n)    The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days.

(o)    (i) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA, arising with respect to a Plan, with respect to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days; or

        (ii) any of the following events or conditions shall occur if such event or condition reasonably could be expected to have a Material Adverse Effect:

(A)	any failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any Lien shall arise on the assets of the Parent, any Subsidiary of the Parent or any ERISA Affiliate in favor of the PBGC or a Plan;

(B)	an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA;

(C)	an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in

(1)	the termination of such Plan for purposes of Title IV of ERISA, or

(2)	the Parent, any Subsidiary of the Parent or any ERISA Affiliate incurring any liability having a Material Adverse Effect in connection with a withdrawal from (within the meaning of Section 4201 of ERISA), reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or

(3)

the occurrence of any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility which may subject the Parent, any Subsidiary of the Parent or any ERISA Affiliate to any liability having a Material Adverse Effect under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(p)    The Parent shall permit Consolidated Net Worth at any time to be less than the sum of $550,000,000 plus 50% of positive Consolidated Net Income for each Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2013), such quarterly increases to be cumulative and in no event shall such required amount be reduced by losses in any Fiscal Quarter.

(q)    The Parent shall permit the Consolidated Net Debt Coverage Ratio to be greater than 3.25 to 1.0 as of the last day of any Fiscal Quarter.

Section 7.2.    Remedies.

(a)    Upon the occurrence (after taking into account any applicable notice or cure period) and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of the Required Purchasers, shall, take any or all of the following actions: (i) replace the Person then acting as the Servicer, (ii) upon notice to the Seller Parties, declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur and all Aggregate Unpaids shall forthwith become due and payable, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(g)(ii) or (iii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) notify Obligors of the Purchaser Parties’ interest in the Receivables, and (iv) if it has not already done so, deliver the Collection Notices to the Lock-Box Banks. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Purchaser Parties otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

(b)    Upon acceleration of the Aggregate Unpaids pursuant to Section 7.2(a), the Seller shall be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the L/C Issuer, an amount equal to all Reimbursement Obligations then outstanding, together with accrued and unpaid Interest and L/C Fees thereon, and to deposit into the Letter of Credit Collateral Account an amount equal to 103% of the Aggregate Face Amount Outstanding, together with an amount equal to the L/C Fees that will accrue thereon through the expiry date of each Letter of Credit. The LC Issuer may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of draws under outstanding Letters of Credit and any other amounts as shall from time to time have become due and payable by Seller to the LC Issuer under the Transaction Documents. After all of the LC Obligations have been indefeasibly paid in full and the obligation of the LC

Issuer to issue Letters of Credit has been terminated, any funds remaining in the Letter of Credit Collateral Account shall be returned by the LC Issuer to Seller or paid to whomever may be legally entitled thereto at such time.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1.    Indemnities by the Seller. (a) Without limiting any other rights that any Purchaser Party may have hereunder or under applicable law, the Seller hereby agrees to indemnify (and pay upon demand to) each of the Purchaser Parties and its respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of any Transaction Document, the acquisition, either directly or indirectly, by any of the Purchaser Parties of an ownership interest or security interest in the Receivables, or the issuance, execution and delivery or transfer of any Letter of Credit, the acquisition of any participation interest in any Letter of Credit or the use of the proceeds therefrom, excluding, however, in all of the foregoing instances:

(A) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party;

(B) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;

(C) Excluded Taxes of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Ownership Interests as a loan or loans by the Purchasers to the Seller secured by the Collateral;

(D) Solely with respect to the obligation in Section 8.3(b), Indemnified Amounts to the extent the same result from a breach by an Indemnified Party of a representation, warranty or covenant of such Indemnified Party under any Transaction Document; and

(E) Indemnified Amounts to the extent arising from the L/C Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or limit the recourse of any of the Purchaser Parties to the Seller for amounts otherwise specifically provided to be paid by the Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller) relating to or resulting from:

(i)   any representation or warranty made by any Seller Party, the Performance Guarantor or any Originator (or any Authorized Officer of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)  the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Seller Party, any Originator or the Performance Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

(iv) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)  any dispute, claim, offset or defense of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, but excluding any dispute, claim, offset or defense based on applicable bankruptcy (including discharge in bankruptcy of the Obligor), insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally or general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii)  any investigation, litigation or proceeding related to this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase, the ownership of the Ownership Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)   any Amortization Event described in Section 7.1(g);

(x)    any failure of the Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)   any failure to vest and maintain vested in the Administrative Agent (for the benefit of the Purchaser Parties) a valid and perfected ownership interest or a first priority perfected security interest in the Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the Administrative Agent;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Purchaser Parties with respect to any Collateral or the value of any Collateral;

(xiv) any attempt by any Person to void any Credit Event or the security interest in the Collateral granted hereunder, whether under statutory provision, common law or equitable action;

(xv)  the L/C Issuer’s issuance of any Letter of Credit which specifies that the term “beneficiary” included therein includes any successor by operation of law of the named beneficiary, but which Letter of Credit does not require that any drawing by any such successor beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor beneficiary; and

(xvi) the failure of any Receivable included in the calculation of the Investment Base as an Eligible Receivable to be an Eligible Receivable at the time so included.

To secure the due and punctual performance of the foregoing indemnities and the other Aggregate Unpaids, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchaser Parties, a continuing security interest in all of the Seller’s right, title and residual interest in and to all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Lock-Box Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any of the foregoing.

(b)    After receipt by an Indemnified Party of notice of any investigative, administrative or judicial proceeding (collectively, a “Proceeding”) involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Seller hereunder, promptly notify the Seller in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Seller shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon the Seller’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but the Seller shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Seller agrees in writing to pay such fees and expenses, (y) the Seller fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Seller, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Seller; provided, however, that the Seller shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. The Seller shall have the sole authority to settle any claim for monetary damages and, if the Seller chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed.

(c)    To the extent a final judgment of a court of competent jurisdiction holds that Indemnified Amounts actually paid by the Seller resulted from gross negligence or willful misconduct on the part of an Indemnified Party, such Indemnified Party shall reimburse the Seller for any such Indemnified Amounts within thirty (30) days of such judgment by wire transfer of immediately available funds to an account specified by the Seller.

Section 8.2.    Indemnities by the Servicer. (a) Without limiting any other rights that any of the Purchaser Parties may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(A) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party;

(B) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;

(C) Servicer Indemnified Amounts to the extent the same includes Excluded Taxes of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Ownership Interests as a loan or loans by the Purchasers to the Seller secured by the Collateral; and

(D) Solely with respect to the obligation in Section 8.3(b), Indemnified Amounts to the extent the same result from a breach by an Indemnified Party of a representation, warranty or covenant of such Indemnified Party under any Transaction Document;

provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Purchaser Parties to the Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:

(i)   any representation or warranty made by the Servicer (or any Authorized Officer of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)  the failure by the Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii) any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)  the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v)   any investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi)  any Amortization Event of the described in Section 7.1(g) with respect to the Servicer; and

(vii) any action or omission by the Servicer relating to its obligations hereunder which reduces or impairs the rights of any of the Purchaser Parties with respect to any Receivable or the value of any such Receivable.

(b)    After receipt by an Indemnified Party of notice of any Proceedings involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Servicer hereunder, promptly notify the Servicer in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon the Servicer’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but the Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Servicer agrees in writing to pay such fees and expenses, (y) the Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Servicer, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Servicer; provided, however, that the Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. The Servicer shall have the sole authority to settle any claim for monetary damages and, if the Servicer chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.

(c)    To the extent a final judgment of a court of competent jurisdiction holds that Servicer Indemnified Amounts actually paid by Servicer resulted from gross negligence or willful misconduct on the part of an Indemnified Party, such Indemnified Party shall reimburse Servicer for any such Servicer Indemnified Amounts within thirty (30) days of such judgment by wire transfer of immediately available funds to an account specified by Servicer.

Section 8.3.    Increased Cost and Reduced Return. (a) If after the date hereof, any Purchaser or the L/C Issuer shall be charged any fee, expense or increased cost on account of any Change in Law or the adoption of or change in any accounting principle, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board, any

Governmental Authority, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority: (i) that subjects any Purchaser or the L/C Issuer to any charge or withholding on or with respect to this Agreement or a Purchaser’s or the L/C Issuer’s obligations hereunder, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or the L/C Issuer of any amounts payable hereunder (except for Excluded Taxes or taxes excluded by Section 8.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Purchaser or the L/C Issuer, or credit extended by a Purchaser or the L/C Issuer pursuant to this Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Purchaser or the L/C Issuer of performing its obligations hereunder, or to reduce the rate of return on a Purchaser’s or the L/C Issuer’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by a Purchaser or the L/C Issuer under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by such Purchaser or the L/C Issuer, as applicable, the Seller shall pay to such Purchaser or the L/C Issuer, as the case may be, such amounts charged to such Purchaser or the L/C Issuer or such amounts to otherwise compensate such Purchaser or the L/C Issuer for such increased cost or such reduction. Notwithstanding the foregoing, a Purchaser or L/C Issuer that is not organized under the laws of the United States of America, or a state thereof, shall not be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Purchaser or L/C Issuer is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. (b) Prior to a Purchaser’s or the L/C Issuer’s demanding any payment pursuant to this Section 8.3, such Person shall use commercially reasonable efforts to eliminate or reduce the amounts payable pursuant to this Section 8.3 at the time of the demand and in the future.

Section 8.4.    Other Costs and Expenses. The Seller shall pay to the Administrative Agent on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of auditors auditing the books, records and procedures of the Seller, reasonable fees and out-of-pocket expenses of external legal counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement. The Seller shall also pay to the Purchaser Parties on demand any and all reasonable costs and out-of-pocket expenses, if any, of the Purchaser Parties, including reasonable external counsel fees and out-of-pocket expenses in connection with (i) any amendments, any waivers or the enforcement of any of the Transaction Documents or Letters of Credit and (ii) any restructuring or workout of this Agreement or such other documents, or the administration of the Transaction Documents and the Letters of Credit following an Amortization Event.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1.    Appointment.

(a)    Each of the Purchaser Parties hereby irrevocably designates and appoints Wells Fargo Bank, N.A., as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or the L/C Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.

(b)    Except as provided in Section 9.2, the provisions of this Article IX are solely for the benefit of the Purchaser Parties, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX (other than as provided in Section 9.9), except that this Article IX shall not affect any obligations which any of the Purchaser Parties may have to either of the Seller Parties under the other provisions of this Agreement.

(c)    In performing its functions and duties hereunder, the Administrative Agent shall act solely as the Administrative Agent of the L/C Issuer and the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns.

Section 9.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that the Seller Parties shall continue to deal solely and directly with the Administrative Agent in connection with each Seller Party’s rights and obligations under the Transaction Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3.    Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the other Purchaser Parties or other agents for any recitals, statements, representations or warranties made by the Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent. The Administrative Agent shall not be under any obligation to any Purchaser or the L/C Issuer to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties. This Section 9.3 is intended solely to govern the relationship between the Administrative Agent, on the one hand, and the Purchasers and the L/C Issuer, on the other.

Section 9.4.    Reliance by the Purchaser Parties.

(a)    Each of the Purchaser Parties shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by the Purchaser Parties. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of each Purchaser and the L/C Issuer (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of less than all such parties).

(b)    Any action taken by the Administrative Agent in accordance with Section 9.4(a) shall be binding upon all Purchaser Parties.

Section 9.5.    Notice of Amortization Events. None of the Purchaser Parties shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from another party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that any of the Purchaser Parties receives such a notice, it shall promptly give notice thereof to the other Purchaser Parties. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by any Purchaser.

Section 9.6.    Non-Reliance on the other Purchaser Parties. Each of the Purchasers and the L/C Issuer expressly acknowledges that neither the Administrative Agent, nor any of the Administrative Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each of the Purchasers and the L/C Issuer also represents and warrants to the other Purchaser Parties that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchaser Parties also represents that it will, independently and without reliance upon any other Purchaser Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. None of the Purchaser Parties, nor any of its respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.7.    Indemnification of Administrative Agent and the L/C Issuer. Each Purchaser agrees to indemnify each of the Administrative Agent and the L/C Issuer and their respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or the L/C Issuer or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent, the L/C Issuer or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent, the L/C Issuer or such Person as finally determined by a court of competent jurisdiction).

Section 9.8.    Administrative Agent in its Individual Capacity. The Administrative Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Ownership Interests, if any, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser,” “Purchasers” and “L/C Issuer” shall include the Administrative Agent in its individual capacity.

Section 9.9.    Successor Administrative Agent. The Administrative Agent, upon thirty (30) days’ notice to the other parties hereto, may voluntarily resign and may be removed at any time, with or without cause, by the Purchasers and (if the Administrative Agent is not the same Person as the L/C Issuer) the L/C Issuer. If the Administrative Agent shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the other Purchaser Parties during such thirty (30) day period shall appoint, with the consent of the Seller from among the remaining Purchaser Parties, a successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Upon resignation or replacement of any Administrative Agent in accordance with this Section 9.9, the retiring Administrative Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.10.    UCC Filings. Each of the Purchaser Parties hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchaser Parties and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Ownership Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.

ARTICLE X.

ASSIGNMENTS; PARTICIPATIONS

Section 10.1.    Assignments. (a) Any Purchaser may at any time and from time to time, with the prior written consent of the Administrative Agent and the L/C Issuer, assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such assigning Purchaser. So long as no Amortization Event shall have occurred and be continuing, the consent of the Seller (which consent shall not be unreasonably withheld) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser or an Affiliate of an existing Purchaser. Upon delivery of the executed Assignment Agreement to the Administrative Agent, such assigning Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter, the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller or the Purchaser Parties shall be required. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement. The Purchaser Parties may not assign all or any part of their rights or obligations under this Agreement other than as permitted by this Section 10.1.

(b)    Notwithstanding any other provision of this Agreement to the contrary, any Purchaser or the L/C Issuer may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Person to a Federal Reserve Bank located in the United States of America, without notice to or consent of any other party hereto; provided that no such pledge or grant of a security interest shall release such Purchaser or the L/C Issuer from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser or the L/C Issuer as a party hereto.

(c)    The L/C Issuer may at any time assign to an Eligible Assignee all or any portion of its rights and obligations hereunder with the prior written consent of the Seller and the Administrative Agent, which consent shall not be unreasonably withheld, pursuant to an agreement with, and in form and substance reasonably satisfactory to, the Administrative Agent and the Seller, a copy of which shall be provided to the Purchaser Parties, whereupon the assignor shall be released from its obligations hereunder to the extent so assigned; provided that no consent of the Seller shall be required if an Amortization Event has occurred and is continuing.

Section 10.2.    Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Eligible Assignees (each a “Participant”) participating interests in its Commitment and its Ownership Interests. So long as no Amortization Event shall have occurred and be continuing, the consent of the Seller (which consent shall not be unreasonably withheld) shall be required prior to the effectiveness of any such participation other than to an existing Purchaser or an Affiliate of an existing Purchaser. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to the Transaction Documents without such Participant’s consent, except for any amendment, supplement, waiver or modification seeking to (i) increase the Commitment of such Purchaser, (ii) reduce the Capital of any Ownership Interest of such Purchaser or reduce the Yield Rate thereon, or reduce any Fees payable to such Purchaser, (iii) postpone the date specified in clause (i) of the definition of “Facility Termination Date” or the date for payment of any Capital, Yield or Fees owing to such Purchaser, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, (iv) release all or substantially all of the Collateral; (v) release the Seller; (vi) release the Performance Undertaking; or (vii) change any of the provisions of this Section or the definition of “Required Purchasers”, or any other provision hereof specifying the number or percentage of Purchasers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

Section 10.3.    Replacement of a Purchaser. If (i) the Seller becomes obligated to pay additional amounts to any Purchaser pursuant to Section 8.3, or any Purchaser gives notice of the occurrence of any circumstances described in Section 1.9, or (ii) any Purchaser does not consent to any matter requiring its consent under Section 12.1 when the Required Purchasers have otherwise consented to such matter, then the Seller may within 90 days thereafter designate another bank or financial institution meeting the requirements of an Eligible Assignee (or otherwise reasonably acceptable to the Administrative Agent) (such other institution being called a “Replacement Purchaser”) to purchase the Ownership Interests of such Purchaser and such Purchaser’s rights hereunder, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the outstanding Capital and Yield payable to such Purchaser plus any accrued but unpaid fees owed to such Purchaser and any other amounts payable to such Purchaser under this Agreement, and to assume all the obligations of such Purchaser hereunder, all in compliance with Section 10.1. Upon such purchase and assumption (pursuant to an Assignment Agreement), such Purchaser shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Purchaser prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Seller hereunder, and the Replacement Purchaser shall succeed to the rights and obligations of such Purchaser hereunder.

ARTICLE XI.

GRANT OF SECURITY INTEREST

Section 11.1.    Grant of Security Interest. In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant to this Agreement, the Seller hereby grants to the Administrative Agent, for the ratable benefit of the Purchaser Parties, a continuing security interest in all of the Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Lock-Box Account, all Related Security, all other rights and payments relating to such Receivables, the Letter of Credit Collateral Account and all amounts paid to Cash-Collateralize the Letter of Credit Obligations and all proceeds of any of the foregoing (collectively, the “Collateral”), prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids and the performance of all of the Seller’s obligations under the Transaction Documents.

Section 11.2.    Authorization to File Financing Statements. The Administrative Agent is hereby authorized to file a financing statement naming the Seller as the debtor and/or seller and describing the collateral covered thereby as “all personal property and the proceeds thereof”, “all assets and the proceeds thereof” or words of similar effect.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.    Waivers and Amendments.

(a)    No failure or delay on the part of any of the Purchaser Parties in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)    No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Seller, the Servicer and the Required Purchasers; provided, however, that:

(i)   without the consent of any Purchaser, the Administrative Agent, the L/C Issuer and the Seller may amend this Agreement solely to add additional Persons as Purchasers hereunder;

(ii) the Purchaser Parties may enter into amendments to modify any of the terms or provisions of Article IX of this Agreement without the consent of the Seller, provided that (x) such amendment has no negative impact upon the Seller or the Servicer, and (y) unless an Amortization Event has occurred and is continuing, Seller shall have the right to consent to the appointment of a successor Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed;

(iii) without the consent of each Purchaser directly affected thereby (and, if directly affected thereby, the LC Issuer), no amendment, supplement, modification or waiver may (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the Yield Rate or extend the time of payment of Interest or Yield (or any component of Interest or Yield), (C) reduce any Fee, (D) change the Capital of any Ownership Interest, (E) amend, modify or waive any provision of the definition of Required Purchasers or this Section 12.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Investment Base”, “Commitment”, “Concentration Limit”, “Credit Event”, “Default Horizon Ratio”, “Dilution Reserve”, “Eligible Receivable”, “Purchase Price”, “Net Pool Balance” and “Required Reserve” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, and

(iv) without the written consent of the L/C Issuer, no amendment, supplement, modification or waiver may impact the rights or duties of the L/C Issuer shall be effective.

Any modification or waiver made in accordance with this Section 12.1 shall be binding upon each of the parties hereto.

Section 12.2.    Notices. Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including email, bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy or email, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid, (c) if given by overnight courier, on the next Business Day, and (d) if given by any other means, when received at the address specified in this Section 12.2. The Seller hereby authorizes each of the applicable Purchaser Parties to effect Purchases and to issue or Modify Letters of Credit based on telephonic notices made by any Person whom such Purchaser Party in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Administrative Agent, for delivery to the other Purchaser Parties, a written confirmation of each telephonic notice signed by an Authorized Officer of the Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Purchaser Parties, the records of the Administrative Agent or the L/C Issuer, as applicable, shall govern absent manifest error.

Section 12.3.    Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser Party (other than payments received pursuant to Section 8.3 or 8.4) in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchaser Parties so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4.    Protection of Ownership and Security Interests.

(a)    The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the Purchasers’ ownership of the Ownership Interests or the Administrative Agent’s (on behalf of the Purchaser Parties) security interest in the Collateral, or to enable any of the Purchaser Parties to exercise and enforce its rights and remedies hereunder. At any time after the occurrence (after taking into account any notice or cure period) of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct the Seller or the Servicer to, notify the Obligors of Receivables, at the Seller’s expense, of the ownership or security interests of the Administrative Agent (on behalf of the Purchaser Parties) under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. The Seller or the Servicer (as applicable) shall, at any Purchaser Party’s request, withhold the identity of any Purchaser Party in any such notification.

(b)    If any Seller Party fails to perform any of its obligations hereunder, each of the Purchaser Parties may (but shall not be required to) perform, or cause performance of, such obligations, and such Purchaser Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 8.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser Parties in the Receivables, including, financing statements describing as the collateral covered thereby “all of debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Receivables described in this Agreement and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser Parties in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 12.5.    Confidentiality. Each of the parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or rating agency, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that any such assignee or Participant, or prospective assignee or Participant, is an Eligible Assignee and provided further, that so long as no Amortization Event shall have occurred and be continuing, the consent of the Seller (which consent shall not be unreasonably withheld) shall be required, (g) to the administrative agent under the Senior Credit Agreement for purposes of obtaining its confirmation that the Transaction Documents evidence a “Permitted Receivables Financing” as defined therein, (h) with the consent of the Seller or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Seller Party. For the purposes of this Section, “Information” means (x) the Transaction Documents, and (y) all information received from a Seller Party or an Originator relating to a Seller Party or an Originator or its business, other than any such information that is available to any Purchaser Party on a nonconfidential basis prior to disclosure by a Seller Party or Originator; provided that, in the case of information received from a Seller Party or an Originator after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and such degree of care is reasonable.

Section 12.6.    Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any party, no claim may be made by any party hereto against any other party hereto or such party’s respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.7.    CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.8.    CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PURCHASER PARTY TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY PURCHASER PARTY OR ANY AFFILIATE OF ANY PURCHASER PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 12.9.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 12.10.     Integration; Binding Effect; Term of Agreement; Survival of Terms.

(a)    This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

(c)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article VIII, and Sections 12.5 through and including 12.9 shall be continuing and shall survive any termination of this Agreement.

Section 12.11.     Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, a counterpart of this Agreement delivered by facsimile or other electronic means shall have the same force and effect as an originally executed counterpart hereof. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 12.12.     PATRIOT Act. Each Purchaser that is subject to the requirements of the Act hereby notifies the Seller and the Servicer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of the Seller Parties, the Originators their respective Subsidiaries and other information that will allow such Purchaser Parties to identify such parties in accordance with the Act.

Section 12.13.     Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of the Seller by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by the Seller or any incorporator, stockholder, affiliate, officer, employee or director thereof under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom. By way of clarification, the foregoing sentence shall not limit recourse to the Seller for its obligations under this Agreement or the other Transaction Documents.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Receivables Purchase Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

SCHNEIDER RECEIVABLES CORPORATION, AS SELLER

By:	/s/ Patrick C. Costello
Name:	Patrick C. Costello
Title:	President

Address:

Schneider Receivables Corporation

3101 S. Packerland Drive

Green Bay, Wisconsin 54313

Attention:  Patrick C. Costello

Phone:  (920) 592-3120

Fax:      (920) 592-3891

SCHNEIDER NATIONAL, INC., AS THE SERVICER

By:	/s/ Paul J. Kardish
Name:	Paul J. Kardish
Title:	Assistant Secretary

Address:

Schneider National, Inc.

3101 S. Packerland Drive

Green Bay, Wisconsin 54313

Attention:  Denise Lukowitz

Phone:  (920) 592-3841

Fax:      (920) 592-3891

WELLS FARGO BANK, N.A.,

INDIVIDUALLY AS A PURCHASER AND AS ADMINISTRATIVE AGENT

By:	/s/ Ryan C. Tozier
Name:	Ryan C. Tozier
Title:	Assistant Vice President

Address:	Wells Fargo Bank, N.A.
1100 Abernathy Road N.E., Suite 1500
Atlanta, GA 30328-5657
	Attention:	Ryan Tozier
	Email:	WFCFReceivablesSecuritizationAtlanta@wellsfargo.com
	Phone:	(770) 508-2171
	Fax:	(866) 972-3558

EXHIBIT I

DEFINITIONS

Capitalized terms used and not otherwise defined herein, are used with the meanings attributed thereto in Agreement or, if not defined therein, in the Sale Agreement.

Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than the Seller) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender. Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.

All accounting terms not specifically defined herein shall be construed in conformity with GAAP. All terms used in Article 9 of the UCC as in effect on the date of this Agreement in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. References to “writing” include telecopying, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.     For purposes of determining any ratio or making financial calculations hereunder that include a reference to one or more months in such determination, such reference shall be deemed a reference to a Fiscal Month.

Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 3.1(x).

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adverse Claim” means a Lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means account no. ***, at Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA No. 121-000-248, Reference: Schneider Receivables Corporation, or any other account or accounts as the Administrative Agent may indicate from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by Contract or otherwise.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Ownership Interests outstanding on such date.

“Aggregate Face Amount Outstanding” means, on any date of determination, the aggregate undrawn amount of Letters of Credit then outstanding.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Unpaids” means, at any time (without duplication), the sum of the Aggregate Capital, all Required Amounts and all Letter of Credit Obligations.

“Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate, plus (b) 50 basis points. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(g), (b) the Business Day specified in a written notice from the Administrative Agent or any Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Administrative Agent’s receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 7.1.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignee Purchaser” has the meaning set forth in Section 10.1.

“Assignment Agreement” has the meaning set forth in Section 10.1.

“Authorized Officer” means, with respect to any Person, its chief executive officer, president, chief financial officer, treasurer or assistant treasurer.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Atlanta, Georgia, or Green Bay, Wisconsin and, if the applicable Business Day relates to any computation or payment to be made with respect to the LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means a Fiscal Month.

“Capital” of any Ownership Interest means, at any time, (A) the Purchase Price of such Ownership Interest minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.

“Capital Settlement Date” means the second Business Day after any Settlement Report revealing an Investment Excess is delivered.

“Cash-Collateralize” means to pledge and deposit into the Letter of Credit Collateral Account at WFB, for the benefit of the L/C Issuer, as collateral for the Letter of Credit Obligations, immediately available funds pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit or Eurodollar time deposits and certificates of deposit of any domestic commercial bank of recognized standing (y) having capital and surplus in excess of $500,000,000 and (z) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued in the United States and having a maturity of 270 days or less from the date of acquisition with the issuer having a rating from S&P of at least A-1 or the equivalent thereof or from Moody’s of at least P-1 or the equivalent thereof, (d) repurchase agreements entered into by a Person with a bank or trust company (including WFB) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least AA- or Aa-3 by S&P or Moody’s, respectively, and maturing within three years from the date of acquisition thereof, (f) investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days and (g) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a), (b), (c), (e) and (f).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)    the failure of the Family Members collectively to maintain beneficial ownership, directly or indirectly, (including holding as a beneficiary under any trust vehicle) of Voting Stock of the Parent which represents a majority of the combined voting power of all Voting Stock of the Parent;

(b)    any Person or two or more Persons, other than Family Members, acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Parent; or

(c)     any Material Originator or the Seller ceases to be a direct or indirect wholly-owned Subsidiary of Schneider.

Nothing in this definition of “Change of Control” is meant to prevent the use of a trust to own any Voting Stock, including the substitution, termination, replacement or modification of any trust agreement, as long as the Family Members, collectively, constitute the beneficiaries of such trust, directly or indirectly, in such a which maintains the required majority of voting power of the Voting Stock of the Parent.

“Charged-Off Receivable” means a Receivable: (a) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(g) (as if references to “Seller Party” therein refer to such Obligor); (b) as to which the Obligor thereof, if a natural person, is deceased, (c) which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible, or (d) which has been identified by the Seller as uncollectible.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in Section 11.1.

“Collection Notice” means, with respect to a Lock-Box Agreement, a notice given by the Administrative Agent to the related Lock-Box Bank in substantially the form attached to such Lock-Box Agreement or otherwise pursuant to which the Administrative Agent exercises its right to direct the disposition of funds on deposit in the Lock-Box Account in accordance with such Lock-Box Agreement.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” means, for each Purchaser, the commitment of such Purchaser to purchase Ownership Interests from the Seller and to incur participation interests in respect of Letter of Credit Obligations under Section 1.6(e), in an amount not to exceed (a) in the aggregate, the amount set forth opposite such Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (b) with respect to any individual Purchase hereunder, its Percentage of the Purchase Price therefor.

“Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit determined according to the following table for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings):

Allowable % of Eligible Receivables	ST Ratings S&P/Moody’s	LT Rating (if no ST Rating) S&P/Moody’s
15.00%	A1+/P1	AA-/Aa3
10.00%	A1/P1	A/A2
8.00%	A2/P2	BBB+/Baa1
6.00%	A3/P3	BBB-/Baa3
4.00%	NR/NR	NR/NR

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the higher of the two, (ii) the applicable Concentration Limit for each Non-Rated Obligor shall be the one set forth in the last line of the table above, and (iii) subject to the Purchasers’ sole discretion and/or an increase in the Required Reserve Factor Floor, upon the Seller’s request from time to time, the Purchasers may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by any Purchaser upon not less than five (5) days’ written notice to the Seller and the Administrative Agent.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income (excluding for purposes hereof any non-cash gains or losses) plus Consolidated Interest Expense plus all provisions for any Federal, state or other income taxes plus depreciation and amortization, for the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

“Consolidated Interest Expense” means , for any period, all interest expense, including the amortization of debt discount and premium, the interest component under Capital Leases and any interest expense equivalent associated with Revenue Equipment Leases for the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Debt Coverage Ratio” means, as of the end of any calendar quarter, the ratio of (i) Consolidated Net Indebtedness as of the end of such calendar quarter, to (ii) Consolidated EBITDA, as calculated for the four consecutive calendar quarters then ending.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Indebtedness” means, at any time, for the Parent and its Subsidiaries on a consolidated basis, Indebtedness minus cash and Cash Equivalents of the Parent and its Subsidiaries on a consolidated basis in excess of $10,000,000.

“Consolidated Net Worth” means, at any time, total shareholders’ equity of the Parent and its Subsidiaries on a consolidated basis, at such time, including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, as determined in accordance with GAAP.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Controlled Group” means the Performance Guarantor and any Person that for purposes of Title IV of ERISA is a member of the controlled group of or under common control (within the meaning of Section 414 of the Internal Revenue Code) with the Performance Guarantor.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

“Credit Event” means the (i) issuance of a Letter of Credit, (ii) the Modification of a Letter of Credit, (iii) any Reinvestment or (iv) any Incremental Purchase. For purposes of clarification, (x) the assignment or transfer of any Ownership Interests or any interests therein pursuant to Section 10.1 shall not be deemed to be a “Credit Event” hereunder and (y) the payment of amounts by the Purchasers to the L/C Issuer pursuant to Section 1.6(e) of this Agreement in respect of any draw under any Letter of Credit shall not be deemed to be a “Credit Event” hereunder.

“Cut-Off Date” means for any Monthly Report or monthly computation, the last day of each Calculation Period, and for any Interim Report, Friday of each week during such Interim Reporting Period, as applicable.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means the aggregate of all amounts the Seller shall have been deemed to have received as a Collection of a Receivable. The Seller shall be deemed to have received a Collection of a Receivable if any Dilution occurs with respect to such Receivable. The amount of the Collection which the Seller shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Receivable.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the last 3 months ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Receivables, which became Defaulted Receivables during the month that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month occurring 3 months prior to the month ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable: (a) as to which the Obligor thereof has suffered an event of bankruptcy; (b) which, consistent with the Originators’ credit and collection policies, should be written off as uncollectible; or (c) as to which any payment, or part thereof, remains unpaid for 61 days or more from the invoice due date.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (b) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 30 days or more from the invoice due date.

“Dilution” means the amount of any reduction or cancellation of the outstanding principal balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation.

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the four (4) months ending on such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances due to Dilution during the month ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the fourth month prior to such Cut-Off Date.

“Dilution Reserve” means, for any month, the product (expressed as a percentage) of: (a) the sum of (i) 2.00 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest monthly 3-month rolling average Dilution Ratio over the 12 month period then most recently ended and (b) the Adjusted Dilution

Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dominion Date” has the meaning specified in Section 6.2(b).

“Effective Ownership Interest” means, on any date of determination, an undivided percentage interest in all then outstanding Receivables and all Related Security and Collections with respect thereto equal to the percentage computed pursuant to the following formula:

        E

 NPB - RR

where:

E=      the Exposure.

RR=   the Required Reserve.

NPB= the Net Pool Balance.

Until the Amortization Date, the Effective Ownership Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. On and after the Amortization Date the percentage represented by the Effective Ownership Interest shall at all times be 100%.

“Eligible Assignee” means any bank or other financial institution organized under the laws of the United States or a political subdivision thereof having (or whose parent company has) investment grade ratings from S&P and/or Moody’s for its unsecured and unsupported long-term senior debt or whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.

“Eligible Receivable” means a Receivable:

(a)    the Obligor of which (i) if a natural person, is a resident of the United States or Canada or, if a corporation or other business organization, is organized under the laws of the United States, Canada or any political subdivision thereof and has its chief executive office in the United States or Canada, (ii) is not an Affiliate of any Originator or the Performance Guarantor; and (iii) is not a government or a governmental subdivision or agency (unless, in the case of the United States government or an agency thereof, the Assignment of Claims Act of 1940, as amended, has been complied with);

(b)    which is not a Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(c)    which by its terms is due and payable within 90 days of the original billing date therefor, or such later date as my be reasonably agreed to by the Purchasers,

(d)    which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,

(e)    which is payable in the United States and is denominated in United States or Canadian dollars,

(f)    which arises under a Contract, invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(g)    which arises under a Contract, invoice or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(h)    which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(i)    which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(j)    which was generated in the ordinary course of the applicable Originator’s business,

(k)    which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),

(l)    which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Adverse Claim of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an Affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor) would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Receivables of any Obligor which has any accounts payable from the applicable Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset,

(m)    as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(n)    as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to the Seller pursuant to the Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim (other than pursuant to the Transaction Documents), and

(o)    is required to be paid into a Lock-Box or Lock-Box Account that is the subject to a Lock-Box Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with SNL, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by SNL or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (f) the receipt by SNL or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by SNL or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by SNL or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from SNL or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of

Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA; (i) the imposition of liability on Schneider or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Plan.

“Excluded Taxes” means (i) taxes imposed on or measured by any Purchaser Party’s overall net income, capital or overall net profits by the jurisdiction under which such Purchaser Party is organized or otherwise resident for tax purposes, and (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Purchaser Party is resident for tax purposes.

“Excess Availability” means, on any date of determination, the excess, if any, over the Exposure, of the difference between the Net Pool Balance and the Required Reserves as of the date of the most recent Settlement Report.

“Exposure” means, at any time, the sum of the Aggregate Capital at such time plus the Letter of Credit Obligations at such time; provided that, (i) in computing the Exposure in connection with an Incremental Purchase, the proceeds of which will be used to refinance a draw under a Letter of Credit, the Seller need not count both the Reimbursement Obligations and the amount that the Purchaser will pay to the Seller on account of such Incremental Purchase and (ii) the amount of any Letter of Credit Obligations that are Cash-Collateralized shall not be included in the calculation of Exposure.

“Facility Account” means account no. *** at JPMorgan Chase Bank, N.A., ABA #021000021, Account Name: Schneider Enterprise Resources, LLC for the benefit of SRC, or such other account as may be designated by the Seller in writing from time to time.

“Facility Limit” means $200,000,000.

“Facility Termination Date” means the earliest of (i) the Scheduled Termination Date, (ii) the Amortization Date, and (iii) the Business Day designated by the Seller to the Administrative Agent as the Facility Termination Date at any time following no less than five (5) Business Days’ written notice.

“Family Members” means Donald J. Schneider, his spouse, or any of his direct descendants.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York

City time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of December 17, 2013 by and among the Seller and the Purchaser Parties, as the same may be amended, restated or otherwise modified from time to time.

“Fees” means, collectively, any L/C Fees, any Miscellaneous L/C Fees, and any fees payable pursuant to the Fee Letter.

“Final Payout Date” means the date, after the Facility Termination Date, on which the Aggregate Capital has been reduced to zero, all Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Month” means a calendar month.

“Fiscal Quarter” means each calendar quarter.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase or pay any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Performance Guarantor:

(a)    which is of a “going concern” or similar nature;

(b)    which relates to the limited scope of examination of matters relevant to such financial statement;

(c)    which relates to the treatment or classification of any item in such financial statement and which, if adjusted in the manner deemed appropriate by the Performance Guarantor’s independent public accountants, would have the effect of causing an Amortization Event.

“Incremental Purchase” means a purchase of an Ownership Interest that increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii) the principal portion of all obligations of such Person under Capital Leases, (viii) the Aggregate Capital outstanding hereunder, (ix) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (x) all obligations with respect to Revenue Equipment Leases, and (xi) the maximum amount of all drafts drawn with respect to letters of credit. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is legally obligated therefor.

“Independent Director” means a director of the Seller who shall not have been at the time of such person’s appointment or at any time during the preceding five years and shall not be as long as such person is a director of the Seller: (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following persons or entities (collectively, the “Independent Parties”): the Originator or any of its Affiliates (other than the Seller or another special purpose entity which is an Affiliate of the Originator), (ii) a supplier to any of the Independent Parties or the Seller, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding membership or other equity interests of the Seller, the Originator or any of their respective Affiliates, having general voting rights, (iv) a person, corporation or other entity controlling or under common control with any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the

Independent Parties or the Seller, or (v) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties or the Seller. To the fullest extent permitted by applicable law, including the General Corporation Act of the State of Delaware as in effect from time to time, the Independent Director’s fiduciary duty in respect of any decision on any matter requiring the unanimous vote of the Seller’s directors (including the Independent Director) shall be to the Seller and its creditors rather than solely to the Seller’s equity holders. In furtherance of the foregoing, when voting on matters subject to the vote of the directors, including any matter requiring the unanimous vote of the Seller’s directors (including the Independent Director), notwithstanding that the Seller is not then insolvent, the Independent Director shall take into account the interests of the creditors of the Seller as well as the interests of the Seller.

“Interest” is defined in Section 1.6(b).

“Interim Report” means a report in substantially the form of Exhibit VIII hereto (appropriately completed), signed by an Authorized Officer and furnished by the Servicer to the Purchaser Parties pursuant to Section 6.6.

“Interim Reporting Date” means any Business Day (other than a Monthly Reporting Date) specified by the Administrative Agent upon reasonable prior notice to the Seller Parties (i) upon the occurrence and during the continuance of an Amortization Event and (ii) if deemed necessary or advisable in the reasonable judgment of the Administrative Agent following an adverse change in financial condition or circumstances of the Performance Guarantor, the Seller Parties or in the Receivables; provided that, for the avoidance of doubt, any prospective financial difficulties of an Obligor that may result in its Receivables becoming ineligible will not result in “an adverse change . . . in the Receivables” in and of itself.

“Investment Availability” means, on any Business Day, that the Exposure hereunder is less than the lesser of (i) the Facility Limit and (ii) the difference between the Net Pool Balance and the Required Reserves.

“Investment Base” means, on any date of determination, the difference between the Net Pool Balance and the Required Reserve.

“Investment Excess” means, on any Business Day, that (a) the Exposure hereunder exceeds the lesser of (i) the Facility Limit and (ii) the difference between the Net Pool Balance and the Required Reserve, or (b) the aggregate of the Ownership Interests and the Seller Interest exceeds 100%.

“L/C Fee” means, for each day, a fee equal to the Aggregate Face Amount Outstanding on such day multiplied by the Applicable Margin multiplied by 1/360. LC Fees shall be payable monthly in arrears on Monthly Payment Dates.

“L/C Payment Date” is defined in Section 1.6(b).

“L/C Sublimit” means, at any time, $100,000,000 or such other amount as may be agreed, from time to time, in writing by the Seller, the Administrative Agent and the L/C Issuer and in effect at such time.

“Letter of Credit” means a stand-by letter of credit issued by the L/C Issuer in United States Dollars for the account of the Seller at the request of an Originator pursuant to the Sale Agreement.

“Letter of Credit Collateral Account” means (a) at any time while WFB is the sole Purchaser, the Administrative Agent’s Account, and (b) at all other times, a segregated cash collateral account at WFB in the L/C Issuer’s name established at any time after the date of this Agreement at the L/C Issuer’s request that is under the exclusive control of the L/C Issuer (for the benefit of the Purchaser Parties).

“Letter of Credit Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn amount of outstanding Letters of Credit at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LIBOR Market Index Rate” means, for any day, the one-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation Period” means the period beginning on the Facility Termination Date and ending on the date thereafter when all Aggregate Unpaids have been paid in full and all Commitments have been terminated.

“LMIR” means, on any date of determination, a rate per annum equal to the sum of (a) the LIBOR Market Index Rate plus (b) the Applicable Margin.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Lock-Box Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Lock-Box Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Lock-Box Agreement” means an agreement among the Seller, the Administrative Agent and a Lock-Box Bank perfecting the Administrative Agent’s security interest in one or more Lock-Box Accounts.

“Lock-Box Bank” means, at any time, any of the banks holding one or more Lock-Box Accounts.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.00, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of (i) the Seller, or (ii) the Performance Guarantor and its Subsidiaries, taken as a whole, (b) the ability of any Seller Party to perform its obligations under this Agreement or the ability of the Performance Guarantor to perform its obligations under the Performance Undertaking, (c) the legality, validity or enforceability of this Agreement or any other Transaction Document, (d) the Administrative Agent’s or any Purchaser Party’s interest in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (e) the collectability of any material portion of the Receivables.

“Material Indebtedness” means (i) Indebtedness arising under any of the Private Placement Agreements or the Senior Credit Agreement, and (ii) other Indebtedness in excess of $10,000,000 in aggregate principal amount.

“Material Originator” means any Originator that (i) originates more than 10% of the Receivables during any twelve months period, or (ii) constitutes a Significant Subsidiary.

“Miscellaneous LC Fees” means any faxing and other miscellaneous fees, commissions, charges or expenses (other than the L/C Fee) payable pursuant the applicable LC Application. Miscellaneous LC Fees shall be payable monthly in arrears on Monthly Payment Dates.

“Modify” and “Modification” shall have the meanings set forth in Section 1.5.

“Monthly Payment Date” means the second Business Day after each Monthly Reporting Date.

“Monthly Report” means a report in substantially the form of Exhibit IX hereto (appropriately completed), signed by an Authorized Officer and furnished by the Servicer to the Purchaser Parties pursuant to Section 6.6.

“Monthly Reporting Date” means the 20th day of each month hereafter (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiple Employer Plan” means a Single Employer Plan with two or more contributing sponsors at least two of whom are not under common control as defined in Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit for such category, minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables subject to payment terms greater than 30 days and less than 61 days exceeds 10% of the Outstanding Balance of all Eligible Receivables, and minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables subject to payment terms greater than 60 days and less than 91 days exceeds 5% of the Outstanding Balance of all Eligible Receivables.

“Non-Rated Obligor” shall mean any Obligor rated below A-3 or P-3 or which is not rated by either S&P or Moody’s, respectively.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Organic Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Securities.

“Originator” has the meaning provided in the Sale Agreement. For the avoidance of doubt, a Person that ceases to be an “Originator” in accordance with the Transaction Documents shall cease to constitute an Originator for all purposes of the Transaction Documents.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Ownership Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

        C

NPB-RR

where:

C    =      the Capital of such Ownership Interest.

NPB  =   the Net Pool Balance.

RR    =    the Required Reserve.

Such undivided percentage interest shall be initially computed on its date of purchase. Thereafter, until the Facility Termination Date, each Ownership Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by each Ownership Interest is computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Facility Termination Date and the aggregate percentage evidenced by all Ownership Interests shall equal 100% in the aggregate for all Ownership Interests at all times thereafter.

“Parent” means Schneider.

“Participant” has the meaning set forth in Section 10.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which SNL or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Percentage” means, as to any Purchaser, the ratio (expressed as a percentage) of its Commitment to the aggregate of all Commitments.

“Performance Guarantor” means Parent.

“Performance Undertaking” means a performance undertaking in the form of Exhibit X hereto, duly executed by the Performance Guarantor in favor of the Seller.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event; provided that, for the avoidance of doubt, any prospective financial difficulties of an Obligor that may result in its Receivables becoming ineligible will not result in a Potential Amortization Event in and of itself.

“Purchase” means an Incremental Purchase or a Reinvestment.

“Purchase Date” means the Business Day on which a Purchase occurs.

“Purchase Price” means, with respect to any Incremental Purchase of an Ownership Interest, the amount paid to the Seller for such Ownership Interest which shall not exceed the least of (i) the amount requested by the Seller in the applicable Purchase Notice, (ii) the unused Portion of the Facility Limit on the applicable Purchase Date, and (ii) the excess, if any, of the Net Pool Balance (less the Required Reserve) as of the last day of the most recent Settlement Report over the outstanding Exposure determined as of the applicable Purchase Date, taking into account the proposed Incremental Purchase.

“Purchase Notice” has the meaning set forth in Section 1.1(a).

“Purchase Termination Date” has the meaning specified in the Sale Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement and shall include such Person’s respective successors and permitted assigns.

“Purchaser Parties” has the meaning set forth in the preamble to this Agreement.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by WFB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Private Placement Agreements” means, the Private Placement Agreements, identified on Schedule 3.19 to the Senior Credit Agreement as of the date thereof, together with any guarantees thereof, and any similar agreements entered into after the date of the Senior Credit Agreement.

“Proposed Reduction Date” has the meaning specified in Section 1.3.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Seller to any of the Purchaser Parties with respect to amounts drawn on a Letter of Credit, whether pursuant to Section 1.6 or otherwise, together with the obligation to pay Interest thereon.

“Reinvestment” has the meaning set forth in Section 2.1.

“Related Security” means, with respect to any Receivable:

(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the invoice related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the invoice related to such Receivable or otherwise,

(iv) all Records related to such Receivables, and

(v) all proceeds of any of the foregoing.

When used in this Agreement, the term “Related Security” shall also include all right, title and interest of the Seller in, to and under the Sale Agreement and the Performance Undertaking, and the proceeds of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived.

“Required Amounts” means, on any date of determination, collectively, the sum of (a) the amount of any Investment Excess that then exists, plus (b) an amount equal to the sum of all accrued and unpaid Interest, Yield and Fees, Indemnified Amounts, Servicer Indemnified Amounts and other Aggregate Unpaids (other than Aggregate Capital) payable to any of the Purchaser Parties under the Transaction Documents.

“Required Purchasers” means Purchasers with Commitments in excess of 66-2/3% of the aggregate Commitments, and, at any time there are less than three Purchasers, all of the Purchasers.

“Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (a) 16% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date, plus (c) the Yield Reserve, plus (d) the Servicing Reserve.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any stock of any class of the Seller now or hereafter outstanding, except a dividend payable solely in stock of the Seller of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the Subordinated Obligations (as defined in the Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“Revenue Equipment Lease” means an operating lease for equipment having a maturity beyond one year from the lease commencement date, and which may not be terminated at the lessee’s option within thirteen months from the lease commencement date.

“Review” shall have the meaning specified in Section 5.1(d) of this Agreement.

“Revolving Period” means the period from and after the date of the initial Purchase under this Agreement to but excluding the Facility Termination Date.

“Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement, dated as of December 17, 2013, by and between the Originators, as sellers, and Schneider Receivables Corporation, as buyer, as the same may be amended, restated or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a Standard & Poor’s Business Services LLC business.

“Scheduled Termination Date” means December 18, 2017.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Interest” means, at any time, an undivided percentage ownership interest pledged by the Seller to secure the Letter of Credit Obligations, in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Such undivided percentage interest shall equal 100% minus the aggregate Ownership Interests at such time.

“Seller Parties” means (a) the Seller, (b) at any time while Schneider or one of its Subsidiaries is acting as Servicer, the Servicer, and (c) at any time while Schneider or one of its Subsidiaries is acting as Performance Guarantor, the Performance Guarantor.

“Senior Credit Agreement” means that certain Credit Agreement dated as of February 18, 2011 among Schneider Leasing, Inc., a Nevada corporation, as borrower, Schneider, as “Parent”, the guarantors and lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VI to service, administer and collect Receivables.

“Servicing Fee” has the meaning set forth in Section 6.7.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

“Settlement Date” means either a Monthly Payment Date or a Capital Settlement Date.

“Settlement Report” means a Monthly Report or an Interim Report.

“Significant Subsidiary” means, at any time, a Subsidiary of the Parent that accounts for more than (i) 5% of the consolidated assets of the Parent and its Subsidiaries or (ii) 5% of the consolidated revenue of the Parent and its Subsidiaries.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SNL” means Schneider National Leasing, Inc., a Nevada corporation.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Schneider.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, each Letter of Credit Request, the Sale Agreement, each Lock-Box Agreement, the Fee Letter, and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unused Fee” has the meaning set forth in the Fee Letter.

“Voting Stock” means, with respect to any Person, Capital Securities issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“WFB” has the meaning set forth in the preamble to this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means for each day for each Purchaser, an amount equal to the product of the applicable Yield Rate multiplied by the Capital of such Purchaser, annualized on a 360-day basis.

“Yield Rate” means, on any day, a rate per annum equal to the LMIR (or, if the LMIR is not available to the applicable Purchaser, the Alternate Base Rate).

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

EXHIBIT II-A

FORM OF PURCHASE NOTICE

[Date]

To:    Wells Fargo Bank, N.A.

Re:    PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement dated as of December 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Schneider Receivables Corporation (“Seller”), Schneider National, Inc., as initial Servicer, and the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, N.A., as L/C Issuer and as Administrative Agent for the Purchasers and the L/C Issuer (in such latter capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Purchaser Parties are hereby notified of the following Incremental Purchase:

Aggregate Capital:	$

Purchase Date:	, 20

Please credit the Purchase Price in immediately available funds to the following account:

[Account Name]

[Account No.]

[Bank Name & Address]

[ABA #]

Reference:

Telephone advice to: [Name] @ tel. no. (    )                     .

In connection with the Incremental Purchase to be made on the above-specified Purchase Date, Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(vi)    the representations and warranties set forth in Article III of the Receivables Purchase Agreement are true and correct in all material respects on and as of the Purchase Date of such Purchase as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(vii)  no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(viii) the Facility Termination Date has not occurred;

(ix)   no Investment Excess exists or will result from such Purchase; and

(x)    the Servicer shall have delivered to the Purchaser Parties on or prior to the date of such Purchase, in form satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 6.6 of the Receivables Purchase Agreement.

Very truly yours,

[SCHNEIDER NATIONAL, INC., as Servicer on behalf of]
SCHNEIDER RECEIVABLES CORPORATION

By:
Name:
Title:

EXHIBIT II-B

FORM OF REDUCTION NOTICE

[Date]

To:    Wells Fargo Bank, N.A.

Re:    REDUCTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement dated as of December 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Schneider Receivables Corporation (“Seller”), Schneider National, Inc., as initial Servicer, and the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, N.A., as L/C Issuer and as Administrative Agent for the Purchasers and the L/C Issuer (in such latter capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Purchaser Parties are hereby notified of the following Aggregate Reduction:

Aggregate Reduction:	$

Proposed Reduction Date (at least one Business Day after the date hereof):	, 20

Very truly yours,

[SCHNEIDER NATIONAL, INC., as Servicer on behalf of]
SCHNEIDER RECEIVABLES CORPORATION

By:
Name:
Title:

EXHIBIT III

SELLER’S CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF BUSINESS, RECORDS LOCATIONS, FEDERAL TAXPAYER ID NUMBER AND ORGANIZATIONAL ID NUMBER

NAME OF SELLER ADDRESS OF CHIEF EXECUTIVE OFFICE AND LOCATION OF RECORDS	STATE OF INCORPORATION ORGANIZATION NUMBER	FEDERAL EMPLOYEE IDENTIFICATION NUMBER
Schneider Receivables Corporation 3101 S. Packerland Drive Green Bay, Wisconsin 54313-6187	DE 3123473	39-1977956

EXHIBIT IV

LOCK-BOXES AND LOCK-BOX ACCOUNTS

LOCK-BOX BANK NAME	LOCK-BOX BANK ADDRESS	LOCK-BOX ADDRESS	CORRESPONDING ACCOUNT NUMBER
Harris Trust and Savings Bank	111 West Monroe Street 9th Floor Center Chicago, Illinois 60603	N/A: Electronic Lock-Box	4023016

Bank of America, N.A.	135 South LaSalle Street Suite 1525 Chicago, Illinois 60603	P.O. Box 2567; Chicago, IL P.O. Box 841831; Dallas, TX P.O. Box 281496; Atlanta, GA	5800299595

EXHIBIT V
FORM OF COMPLIANCE CERTIFICATE

OFFICER'S CERTIFICATE

[DATE]

I, Denise M Lukowitz, Assistant Treasurer at SCHNEIDER NATIONAL, INC. (the "Parent Guarantor") hereby certify that, to the best of my knowledge and belief, with respect to that certain Receivables Purchase Agreement dated as of March 31, 2011 (as amended, modified, extended or restated from time to time, the "Agreement"; all of the defined terms in the Agreement are incorporated herein by reference) among the Seller, the Servicer and the Purchasers from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent: (a) The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments. (b) As of the date listed above, no Amortization Event or Potential Amortization Event has occurred under the Agreement.

Section 7.1 (p) Consolidated Net Worth

Requirement: Not less than $475,000,000.00 prior to March 31, 2011 After March 31, 2011 $475,000,000.00 plus 50% of annual positive Consolidated Net Income after 3/31/11	$		
		[DATE]	
Actual:	$		-

Section 7.1 (q) Maintenance of Consolidated Net Debt Coverage

(a) Indebtedness	$		-
(b) Less: Cash and Cash Equivalents in excess of $10,000,000.00	$		
(d) Consolidated Adjusted Net Indebtedness ("(a)" minus "(b)" plus "(c)")	$		-
(e) Consolidated Net Income (for 12 consecutive calendar months immediately preceding the computation date)	$		
(0 Less non-cash gains or losses (for 12 consecutive calendar months immediately preceding the computation date)	$		-
(g) Depreciation and Amortization (for 12 consecutive calendar months immediately preceding the computation date)	$		
(h) Consolidated interest expense (for 12 consecutive calendar months immediately preceding the computation date)	$		
(i) Provision for income taxes (for 12 consecutive calendar months immediately preceding the computation date)	$		-
(k) EBITDA (sum of "(e)" through "(j)")	$		
(l) Consolidated Adjusted Indebtedness to Consolidated EBITDA "(d)" divided by "(k)"			0.00
(m) Maximum ratio of "(d)" to "(k)"	3.25 to 1.0		

SCHNEIDER NATIONAL, INC.

____
BY: Denise M. Lukowitz
Assistant Treasurer

DATED: ______________________

EXHIBIT V
FORM OF COMPLIANCE CERTIFICATE
OFFICER’S CERTIFICATE
(Date |
L, Denise Laborwitz, Assistant Treasurer at SCHNEIDER NATIONAL INC The “Parent Guarantor hereby certify that to the best of my Knowledge and belief with relied to that certain Purchases Agreement dated as of March 31, 2011 as ended.
modified field, extended or restarted from time to time, the “Agreement” defined terms in the are incorporate how by reference) among the Seller. the servicer and the purchases from the time to time party therein, and wools Fargo Bank, N.A., Administrative Agent (a) The company statements which accompany
“the ‘confidential reports and have been prepared accordance with GAAP applied on a constant basis, subject changes resulting from normal year end such As of the date listed above. no amortization
Event or Potential amortization Event has occur agreement
Section 7.] (p) Considered Net Worth
Requirement Net less Than £475,000,000 .00 prior to March 31, 2011 After March 31, 2011 5475,000,003.00 plus 50% annual positive considered Net increment]
Actual:
See™ “.] (7.1 (q) maintenance Consolidated Net Debt Coverage (a)lndebtness
(b) 10 Less Cash and Equivalent in of $10,000,000.00
(d) Consolidated Adjusted Net Indebtedness “(a)” minus “(b)” plus “(c)”
Consolidated Net indebtedness months computation
(0 Less non-cash Gaines losses- for 12 months immediately £
preceding the computation date)
(g) Depreciation and months immediately
preceding the computation date)
(h)Consolidated interest expenses for 12 core calendar months £
(i) Provision for income taxes for 12 $months
proceeding the computation
(k) EBITDA C sum of “(e)” through “(J)” $
(J) Consolidated Adjusted EBITDA divided by (k)
(m) Maximum ratio of (d)
SCHNEIDER NATIONAL

EXHIBIT VI

[FORM OF] ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the          day of                     ,             , by and between                          (“Assignor”) and                          (“Assignee”).

PRELIMINARY STATEMENTS

(1)    This Assignment Agreement is being executed and delivered in accordance with Section 12.1 of that certain Amended and Restated Receivables Purchase Agreement dated as of December 17, 2013 (as amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Schneider Receivables Corporation (“Seller”), Schneider National, Inc., as initial Servicer, the Purchasers from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Receivables Purchase Agreement.

(2)    Assignor is a Purchaser party to the Receivables Purchase Agreement, and Assignee wishes to become a Purchaser thereunder; and

(3)    Assignor is selling and assigning to Assignee an undivided             % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Receivables Purchase Agreement and the other Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchases and Assignor’s undivided interest in the Letters of Credit.

AGREEMENT

The parties hereto hereby agree as follows:

The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) [two (2) Business Days] following the date on which a written notice of effectiveness hereof (“Effective Notice”) is delivered by the applicable Purchaser to the Assignee. From and after the Effective Date, Assignee shall be a Purchaser party to the Receivables Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

If Assignor has no outstanding Capital under the Receivables Purchase Agreement on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Receivables Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Receivables Purchase Agreement.

If Assignor has any outstanding Capital under the Receivables Purchase Agreement, at or before 1:00 p.m., local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchases (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date; whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Purchases (if applicable) and all related rights and obligations under the Receivables Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Receivables Purchase Agreement.

Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Receivables Purchase Agreement.

Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, and the other Purchasers as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Receivables Purchase Agreement, or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Receivables Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any Collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Assignee, Seller, any Obligor, any Affiliate of Seller or the performance or observance by Seller, any Obligor or any Affiliate of Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Receivables Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon Agent, any Purchaser or Seller and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Purchase Agreement and the other Transaction Documents; (e) Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Receivables Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Purchaser.

Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

[CONSENTED TO:

SCHNEIDER RECEIVABLES CORPORATION

By:
Name:
Title:]

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES

FOR NOTICES AND COMMITMENT AMOUNTS

Date:                     ,

Transferred Percentage:         %

	A-1	A-2	B-1
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)

		A-2	B-1
Assignee		Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)

Address for Notices

Attention: Phone: Fax:

EXHIBIT VII CREDIT AND COLLECTION POLICY
CREDIT POLICY
Resign for Policy
Policy Statement Last Updated: February 2012
Policy
Procedure Forms, Instructions and or Training Responsible Enterprise Leader: EVP - Chief Financial Officer
Related Information Financial Officer
Additional Details
Policy Owner: VP, Corporate Controller
Additional Details
Definitions Policy Contact: Refer to Contact Section
Responsibilities
FAQs
Reason for Policy
The purpose of this policy is to define credit responsibilities and to establish minimum credit guidelines. The intent of this policy to to provide a guideline for the extension of credit a nondiscriminatory manner, and to maximize the company’s profitability by maintaining a moderate level of investment in accounts receivable, minimizing write-offs of bad debt and maximizing sales, In order So accomplish this, the Credit department acknowledges that a line of business may choose to accept a higher risk than recommended, to business opportunities. An opportunity approval process is explained below to provide flexibility to the line of business VP. This policy may be modified to suit economic conditions, competitive situations, or company strategy, it is the responsibility of the Credit Department to enforce this policy under the direction of the VP. Corporate Controller and Chief Financial Officer,
Policy Statement
* Credit is set at the customer level and not by line of business,
Credit is approved and limits are set by the following:
o Limits less then $50,000 - Credit Representative (Clerk, Credit and Collection) o limits greater than $50,000 - Credit Team Leader (Supervisor, Associate Credit)
For new customers, we can accept an order but it cannot be executed until credit limits are reviewed and set. If a credit Iimit is established, the credit hold will be removed and accepted orders can be executed. If a credit limit cannot be established, the credit hold will remain and the customer will be given the option to prepay.
Any company in business less than 12 months will be required to supply a credit application and financial statements, with proof of access to capital, to support a credit limit. If the new business is unable to provide sufficient proof of Iiquidity, prepayment will be required. The opportunity approval policy, below, may be used to accommodate business, decisions.
* If a customer Is denied credit they can complete a formal credit application that will be reviewed by the Credit Representative. Also, in the case of a customer whose credit capacity is deemed inadequate SNI offers a prepayment option.
For Opportunity Approvals to this Policy;
* The requestor will submit an Opportunity Approval Request Form to the Credit Team Leader. The Team Leader will supply the Credit Manager with his/her recommendation. The Credit Manager will communicate the final recommendation So the requestor end the appropriate VP(s) of the impacted line(s) of business. The requestor will be responsible for obtaining She VP(s) written or emailed approval. When the approved request is returned to the Credit Team Leader, the change will be made, See the approval matrix below:

EBS HR/Employee Self-Service
Line of Business Job Department Position
Bulk VP, Sales. 1 Truckload-Bulk VP, Commercial Service-Global 1
SVP, Operations, 1 Truckload-Dedicated Leadership
Leadership SVP/GM, Dedicated. Dedicated Leadership. 1
Global SVP, Commercial Global Commercial
Services-Global 1 SVP, Global Accounts. Global 1.2
IDS SVP, Operations. l SOS-Shared Services SVP/GM SCM & Intl. Shared Services
Intermodal VP, Commercial Development. 1 Intermodal-Leadership VP, Sales & Marketing-Intermodal Leadership. 1
SIM SVP. Operations. 1 STM-Business Operations SVP/GM, STM,STM Business Operations. 2
Operations.2
Van Truckload VP, Commercial Developmet.1 Trackload-Van Shared
Leadership VP, Sales & Marketing-Van Shared Leadership. 1
Existing Customer Credit Hold - Art existing customer will be place on credit hold if... o The total outstanding accounts receivable balance exceeds the credit -limit a if 50% or more of the total outstanding is aged 60 days or more beyond terms.
Credit hold situations are communicated to Accounts Receivable, Customer Service and Sales in an effort to work collaboratively to minimize service disruptions. The status of a customer’s credit limit utilization and aging Is updated daily at:
http://linked.schneider.com/depts/entSector/payservices/billingcredit/default.aspx. and then go to Shared Documents.
!t is the goal of the Credit department to identify customers nearing their credit limit and proactively communicate with Sales and Accounts Receivable before a customer is placed on credit hold. The appropriate VP(s) (see the approval matrix table above) must be included in this communication. when the credit limit exceeds $1 million or when a business decision is required (see the opportunity approval policy above). ‘
SNI participates in an industry trade group (Transportation Receivable® Management Group) and supplies historical payment information to credit reporting agencies (Dun & Bradstreet, Ansonia Credit and Cortera). it is policy our to only provide factual, historical Information in accordance with anti-trust laws.
Exclusions from this Policy
This policy excludes customers outside of the United States, Canada arid Mexico. Also, this does not include SFI, STA and other non-trade customers.

Procedures, Forms, Instructions and/or Training
Credit Opportunity Approval Request Form Credit Review and Setup - New Customers - Procedure Credit Review and Maintenance - Existing Customers - Procedure Credit Application - US (in English)
Credit Application - US (in Spanish) Credit Application - MX (in Spanish)
Related information
Customer Payment Terms Policy
Trade Accounts Receivable Bad Debt Write-off Policy
Uncollectable and Aged Receivables Policy
Contacts
Credit Manager Jill Westrich 920-592-3643 westrichi@schneider.com
Additional Contacts
VP. Corporate Controller Amy Schilling 020-592-2819 schilling@schnedier.com
Renee Luedke 920-692-3161 Luedker@Schneier.com
Definitions
“Special” Credit Limits in EBS and their meanings;
$1 credit limit = Prepayment required for any new orders.
$2 credit limit = Promissory Note. The customer signed a promissory note ami new orders are not being accepted at this time.
$3 credit iimit = Collection Hold, The Collector and Sales have made the decision not to accept new orders from this customer until the delinquent invoices have been paid and a new credit review is performed.
. $4 credit limit = Load by Load. The customer is granted one order on credit at a time.
. $5 credit Bruit = Payment Plan. The customer is making partial payments to satisfy their delinquent debt to Schneider. Depending on the circumstances. future orders may be accepted with a prepayment required.
$6 credit limit = Demand fetter has been sent to this customer. This Is a trigger for specific reserve.
ST credit limit = Account placed with a third party collection agent.
$8 credit limit = Stale credit limit. The customer has not been invoiced in 12 months. If a new order is placed, a credit review will be required before the order is approved.

Responsibilities
Credit Team Leader- is responsible for overseeing the Credit Representatives and ensuring they are following the policies and procedures.
Credit Manager - is responsible far overseeing the Credit team, promoting achievement of the operating plan goals and approving exceptions as defined in this policy.
Credit Analyst - is responsible for analyzing portfolio and customer risk of non-payment and/or ceasing operations.
Credit Representative - is responsible for reviewing information on the customer and setting the customer’s credit limits appropriately.
Sales - Sales personnel are encouraged to communicate with the Credit Analysts regarding prospective customers in need of high credit limits prior to solicitation efforts.
Frequently Asked Questions
None at this time

EXHIBIT VIII
FORM OF INTERIM REPORT
Schneider Receivables Corporation
Servicer Report for the Period Ended
MM/DD/YYYY
($)
1. Reported Ending AIR Balance:
2. Deduct: Unapplied Cash
3. Deduct: Ineligible Receivables
4. Eligible Receivables [(1-2-3)]
5. Deduct: Excess Extended Payment Terms
6. Deduct: Excess Concentrations
7. Net Pool Balance [(4-5-6)]
8. Required Reserve (%)
9. Required Reserve ($) [(7*8)]
10. Calculated Availability [7-9]
11. Aggregate Capital (prior to this report)
12. Outstanding Letters of Credit
13. Additional Availability/(Paydown Required) [(9-10)]
The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting with respect to outstanding receivables as of MM/DD/YYYY is in accordance with the Amended & Restated Receivables Purchase Agreement dated December 17,2013 and that all representations and warranties related to such Agreement are restated and reaffirmed.
Signed:-----------
Title:
[Officer Title]
Date: _______

EXHIBIT IX
FORM OF MONTHLY REPORT

A/R ROLLFORWARD

Beginning Balance	
Sales	
Collections	
Adjustments (Dilution)	
Write Offs	
Reported Ending A/R Balance	

AGING SCHEDULE

A/R RECONCILIATIONS

Calculated Ending A/R	
Reported Ending A/R	
Difference	
Calculated Ending A/R	
Total Aging	
Difference	

INELIGIBLES

EXCESS CONCENTRATIONS

EXHIBIT IX
FORM OF MONTHLY REPORT
Schneider Receivables Corp. Monthly Servicer Report
For the Month Ended:
MM/DDNYYY
(Page 1)
($)
AIR ROLLFORWARD
Beginning Balance
Sales
Collections
Adjustments (Dilution)
Write Olfs
Reported Ending AIR Balance
AGING SCHEDULE % of Total Aging
Current Current Month 1 Month Prior 2 Months Prior
Current
1-30 DPD 31-60 DPD 61-90 DPD
91+ DPD
Credits 61+ DPD
Total Aging Total Aging
AIR RECONCILIATIONS
Calculated Ending AIR Reported Ending AIR Difference
Calculated Ending AIR
Total Aging
Difference
INELIGIBLES
Defaulted Receivables{> 90 DPD) Cross-Age (50%)
Affiliate Receivables Foreign Receivables Gowmment Receivables Bankrupt Receivables Terms > 60 Days
Offset
Total Ineligibles
Eligible Receivables
EXCESS CONCENTRATIONS
Obligor Name Rating Allowable % Outstanding A/R % of Outstanding Excess Receivables
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
Total Excess

Schneider Receivables Corp. Monthly Servicer Report
For the Month Ended: MM/DDNYYY
(Page 2)
($)
Current Month One Month Prior Two Months Prior NET POOL BALANCE
Total AIR
Less: Total Ineligibles Eligible Receivables
Less: Excess Terms 31-60 Days Less: Excess Terms 61-90 Days Less: Excess Obligor Concentrations
NET POOL BALANCE
RESERVES
Loss Reserve Dilution Reserve Dynamic Reserve Reserve Floor Yield Reserve Servicing Reserve CAD Reserve Required Reserve % Required Reserve S (RR)
FUNDING AVAILABILITY
Net Pool Balance (NPB)
Less: Required ReseMl
Calculated Availability
BORROWING BASE
Aggregate Capital
Outstanding Letters of Credit (LCs)- cannot exceed LC submit of S100,ooo,ooo
Total Exposure
Purchase or LC Availability or Required Paydown
Purchase or Paydown at Settlement
TRIGGER COMPLIANCE
Compliance Test Compliance Lewl
Ownership Interest (NI+RR) I NPB < 100% In Compliance
3M Delinquency Trigger Less than 7% In Compliance
3M Default Ratio Less than 5% In Compliance
3M Dilution Ratio Less than 3% In Compliance COVENANT COMPLIANCE
Total Debt I EBITDA Less than 3.25 In Compliance Minimum Tangible Net Worth Out of Compliance
The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting with respect to outstanding receivables as of MM/DD/YYYY is in accordance with the Amended & Restated Receivables Purchase Agreement dated [December 17, 2013] and that all representations and warranties related to such Agreement are restated and reaffirmed.
Date: ______
title: Signed: ----------------

EXHIBIT X

FORM OF PERFORMANCE UNDERTAKING

PERFORMANCE UNDERTAKING

THIS PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of March 31, 2011, is executed by Schneider National, Inc., a Wisconsin corporation (Provider”), in favor of Schneider Receivables Corporation, a Delaware corporation (together with its successors and assigns, “Recipient”).

RECITALS

1.    Schneider Transport, Inc., a Wisconsin corporation, Schneider National Carriers, Inc., a Nevada corporation, Schneider National Bulk Carriers, Inc., a Louisiana corporation, Schneider Transportation Management, Inc., a Wisconsin corporation, Schneider Intermodal Marketing, Inc., a Wisconsin corporation (all of the foregoing, collectively, the “Originators”), and Recipient have entered into a Sale Agreement , dated as of April 9, 2009 (as amended, restated or otherwise modified from time to time, the “Sale Agreement”), pursuant to which the Originators, subject to the terms and conditions contained therein, are selling their right, title and interest in certain of their accounts receivable to Recipient.

2.    Each of the Originators is a Subsidiary of Provider, and Provider is expected to receive substantial direct and indirect benefits from the sale of accounts by the Originators to the Recipient pursuant to the Sale Agreement (which benefits are hereby acknowledged).

3.    As an inducement for Recipient to continue to purchase the Originators’ accounts pursuant to the Sale Agreement, Provider has agreed to guaranty the due and punctual performance by the Originators of their respective obligations under the Sale Agreement.

4.    Provider wishes to guaranty the due and punctual performance by the Originators of their respective obligations to Recipient under or in respect of the Sale Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, Provider hereby agrees as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Sale Agreement or the Purchase Agreement (as hereinafter defined). In addition:

“Agreements” means, collectively, the Sale Agreement and the Purchase Agreement.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

“Obligations” means, collectively, all covenants, agreements, terms, conditions and indemnities to be performed and observed by any Originator under and pursuant to the Sale Agreement and each other document executed and delivered by such Originator pursuant to the Sale Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by such Originator under the Sale Agreement, whether for fees, expenses (including counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason.

“Purchase Agreement” means that certain Receivables Purchase Agreement dated as of March 31, 2011, among Recipient, as Seller, Provider, as initial Servicer, Wells Fargo Bank, N.A., individually, and the other purchasers from time to time party thereto (each, together with its successors and permitted assigns, a “Purchaser” and, together with its successors and assigns, the “Purchasers”) and Wells Fargo Bank, N.A., as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the same may be amended, restated or otherwise modified from time to time.

“Requirements of Law” for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Section 2. Guaranty of Performance of Obligations. Provider hereby guarantees to Recipient, the full and punctual payment and performance by the Originators of their respective Obligations. This Undertaking is an absolute, unconditional and continuing undertaking of the full and punctual performance of all of the Obligations under the Agreements and each other document executed and delivered by any Originator pursuant to the Agreements and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by any Originator to Recipient, the Administrative Agent, or the Purchasers from any other Person or resort to any collateral security, any balance of any deposit account or credit on the books of Recipient, the Administrative Agent, or any Purchaser in favor of any Originator or any other Person or other means of obtaining payment. Should any Originator default in the payment or performance of any of the Obligations, Recipient (or its assigns) may cause the immediate performance by Provider of the Obligations of such Originator and cause any payment Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Provider. Notwithstanding the foregoing, this Undertaking is not a guarantee of the collection of any of the Receivables and Provider shall not be responsible for any Obligations to the extent the failure to perform such Obligations by any Originator results from Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; provided, that nothing herein shall relieve any Originator from performing in full its Obligations or Provider of its undertaking hereunder with respect to the full performance of such duties.

Section 3. Provider’s Further Agreements to Pay. Provider further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by Recipient in connection with the Obligations, this Undertaking and the enforcement thereof, together with interest on amounts recoverable under this Undertaking from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Yield Rate per annum.

Section 4. Waivers by Provider. Provider waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of the Purchase Termination Date, any Amortization Event, any other default or omission by any Originator or asserting any other rights of Recipient under this Undertaking. Provider warrants that it has adequate means to obtain from each Originator, on a continuing basis, information concerning the financial condition of such Originator, and that it is not relying on Recipient to provide such information, now or in the future. Provider also irrevocably waives all defenses (i) that at any time may be available in respect of the Obligations by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or (ii) that arise under the law of suretyship, including impairment of collateral. Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Provider and without relieving Provider of any liability under this Undertaking, to deal with each Originator and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Provider agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 7 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Obligations or any part thereof; (c) any waiver of any right, power or remedy or of the Purchase Termination Date, any Amortization Event or any default with respect to the Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Obligations or any part thereof; (e) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment Obligations or any part thereof or amounts which are not covered by this Undertaking even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment Obligations or to amounts which are not covered by this Undertaking; (g) the existence of any claim, setoff or other rights which Provider may have at any time against any Originator in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Obligations or any part thereof; or (i) any failure on the part of any Originator to perform or comply with any term of the Agreements or any other document executed in connection therewith or delivered thereunder, all whether or not Provider shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section 4.

Section 5. Unenforceability of Obligations Against Originators. Notwithstanding (a) any change of ownership of any Originator or the insolvency, bankruptcy or any other change in the legal status of any Originator; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (c) the failure of any Originator or Provider to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Undertaking; or (d) if any of the moneys included in the Obligations have become irrecoverable from the applicable Originator for any other reason other than final payment in full of the payment Obligations in accordance with their terms, this Undertaking shall nevertheless be binding on Provider. This Undertaking shall be in addition to any other guaranty or other security for the Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Originator or for any other reason with respect to any Originator, all such amounts then due and owing with respect to the Obligations under the terms of the Agreements, or any other agreement evidencing, securing or otherwise executed in connection with the Obligations, shall be immediately due and payable by Provider.

Section 6. Representations and Warranties. Provider hereby represents and warrants to Recipient that:

(a) Organizational Existence; Compliance with Law. Provider (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other organizational power and authority and the legal right to own and operate its property and to conduct its business, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except where a failure to be so qualified would not have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect.

(b) Organizational Power; Authorization. Provider has the corporate or other organizational power and authority to make, deliver and perform this Undertaking and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Undertaking. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority) is required in connection with the execution, delivery or performance by Provider, or the validity or enforceability against Provider of this Undertaking, other than such consents, authorizations or filings which have been made or obtained.

(c) Enforceable Obligations. This Undertaking has been duly executed and delivered, and this Undertaking constitutes legal, valid and binding obligations of Provider, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Undertaking do not result in the creation or imposition of any Adverse Claim on assets of Provider.

(d) No Material Litigation. Except as disclosed on Schedule C of the Purchase Agreement, no litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of Provider, threatened by or against Provider or any of its Subsidiaries, or against any of their respective properties or revenues, existing or future (a) with respect to this Undertaking or any of the transactions contemplated hereby, or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(e) No Legal Bar. The execution, delivery and performance by Provider of this Undertaking will not violate any material Requirements of Law or cause a breach or default under any of its material Contractual Obligations.

(f) Disclosure and Material Adverse Effect. No representation or warranty contained in this Undertaking or in any other document furnished from time to time pursuant to the terms of this Undertaking, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading as of the date made or deemed to be made. Except as may be set forth herein, there is no fact known to Provider or any of its Subsidiaries which has had, or is reasonably expected to have, a Material Adverse Effect.

(g) Compliance with Law. Provider is in compliance with all Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect.

(h) Financial Condition. On the date hereof and after giving effect to the transactions contemplated by the Transaction Documents, (i) the assets of Provider and its Subsidiaries, at fair valuation and based on their present fair saleable value, will exceed Provider’s or such Subsidiary’s debts, including contingent liabilities, (ii) the remaining capital of Provider or such Subsidiary will not be unreasonably small to conduct Provider’s or such Subsidiary’s business, and (iii) neither Provider nor any of its Subsidiaries will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section 6(h), “debt” means any liability on a claim, and “claim” means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(i) Payment of Taxes and Claims, Etc. Provider has, and has caused each of its Subsidiaries to, pay (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become an Adverse Claim upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves have been maintained with respect thereto in accordance with GAAP.

Section 8. Subrogation; Subordination. Notwithstanding anything to the contrary contained herein, until the Obligations are paid in full, Provider: (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient, the Administrative Agent or any Purchaser against any Originator, (b) hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity or otherwise) to the claims of Recipient, the Purchaser Parties against any Originator and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the United States Bankruptcy Code) which Provider might now have or hereafter acquire against any Originator that arise from the existence or performance of Provider’s obligations hereunder, (c) will not claim any setoff, recoupment or counterclaim against any Originator in respect of any liability of Provider to such Originator and (d) waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or the Purchasers. The payment of any amounts due with respect to any indebtedness of any Originator now or hereafter owed to Provider is hereby subordinated to the prior payment in full of all of the Obligations. Provider agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, Provider will not demand, sue for or otherwise attempt to collect any such indebtedness of any Originator to Provider until all of the Obligations shall have been paid and performed in full. If, notwithstanding the foregoing sentence, Provider shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still unperformed or outstanding, such amounts shall be collected, enforced and received by Provider as trustee for Recipient (and its assigns) and be paid over to Recipient (or its assigns) on account of the Obligations without affecting in any manner the liability of Provider under the other provisions of this Undertaking. The provisions of this Section 8 shall be supplemental to and not in derogation of any rights and remedies of Recipient under any separate subordination agreement which Recipient may at any time and from time to time enter into with Provider.

Section 9. Termination of Performance Undertaking. Provider’s obligations hereunder shall continue in full force and effect until all Obligations are finally paid and satisfied in full and the Sale Agreement is terminated, provided that this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any Originator or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking. No invalidity, irregularity or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations shall impair, affect, be a defense to or claim against the obligations of Provider under this Undertaking.

Section 10. Effect of Bankruptcy. This Performance Undertaking shall survive the insolvency of any Originator and the commencement of any case or proceeding by or against any Originator under the federal bankruptcy code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal bankruptcy code with respect to any Originator or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which such Originator is subject shall postpone the obligations of Provider under this Undertaking.

Section 11. Setoff. Regardless of the other means of obtaining payment of any of the Obligations, Recipient (and its assigns) is hereby authorized at any time and from time to time, without notice to Provider (any such notice being expressly waived by Provider) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Provider under this Undertaking, whether or not Recipient (or any such assign) shall have made any demand under this Undertaking and although such Obligations may be contingent or unmatured.

Section 12. Taxes. All payments to be made by Provider hereunder shall be made free and clear of any deduction or withholding. If Provider is required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

Section 13. Further Assurances. Provider also agrees to do all such things and execute all such documents as Recipient (or its assigns) may reasonably consider necessary or desirable to give full effect to this Undertaking and to perfect and preserve the rights and powers of Recipient hereunder.

Section 14. Successors and Assigns. This Performance Undertaking shall be binding upon Provider, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Recipient and its successors and assigns. Provider may not assign or transfer any of its obligations hereunder without the prior written consent of each of Recipient and the Administrative Agent (with the consent of the Purchasers). Without limiting the generality of the foregoing sentence, Recipient may assign or otherwise transfer the Agreements, any other documents executed in connection therewith or delivered thereunder or any other agreement or note held by them evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to the Recipient herein.

Section 15. Amendments and Waivers. No amendment or waiver of any provision of this Undertaking nor consent to any departure by Provider therefrom shall be effective unless the same shall be in writing and signed by Recipient, the Administrative Agent (with the consent of the Required Purchasers) and Provider. No failure on the part of Recipient to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 16. Notices. All notices and other communications provided for hereunder shall be made in writing and shall be addressed as follows: if to Provider, at the address set forth beneath its signature hereto, and if to Recipient, at the addresses set forth beneath its signature hereto, or at such other addresses as each of Provider or any Recipient may designate in writing to the other. Each such notice or other communication shall be effective (1) if given by telecopy, upon the receipt thereof, (2) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (3) if given by any other means, when received at the address specified in this Section 16.

Section 17. GOVERNING LAW. THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 18. CONSENT TO JURISDICTION. EACH OF PROVIDER AND RECIPIENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERTAKING, THE AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND EACH OF PROVIDER AND RECIPIENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 19. Bankruptcy Petition. Provider hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of Recipient, it will not institute against, or join any other Person in instituting against, Recipient any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 20. Miscellaneous. This Undertaking constitutes the entire agreement of Provider with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Obligations. The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Provider hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Provider’s liability under this Undertaking, then, notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by Provider or Recipient, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. Any provisions of this Undertaking which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise specified, references herein to “Section” shall mean a reference to sections of this Undertaking.

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IN WITNESS WHEREOF, Provider has caused this Undertaking to be executed and delivered as of the date first above written.

SCHNEIDER NATIONAL, INC.

By:
Name:
Title:

Address for Notices:

Schneider National, Inc.
3101 S. Packerland Drive,
Green Bay, Wisconsin 54313
Attention: Denise M. Lukowitz
Fax: (920) 592-3848
Email: lukowitzd@schneider.com

Agreed to and accepted as of the
date first above written:

SCHNEIDER RECEIVABLES CORPORATION

By:
Name:
Title:

EXHIBIT XI

CORPORATE NAMES; TRADE NAMES; ASSUMED NAMES; ASSUMED NAMES

1.	Schneider Receivables Corporation

EXHIBIT XII

LOCK-BOX AGREEMENTS

SEE ATTACHED.

EXECUTION COPY

(Lockbox—With Activation)

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Agreement is entered into as of March 31, 2011 among ·Schneider Enterprise Resources, LLC (“Company”), Schneider Receivables Corporation (“SPV”), Wells Fargo Bank, N.A., as administrative agent for various purchasers (“Administrative Agent”), and Bank of America, N.A. (“Bank”) with respect to the following:

A. Bank has agreed to establish and maintain for Company post office numbers: P.O. Box 281496, Atlanta, GA 30384-1496; 2567 Collection Center Drive, Chicago, IL 60693, and P.O. Box 841831, Dallas, TX 75284-1831 (individually and collectively, the “Lockbox Address”) and deposit account number *** the (“Account”). Bank performs the services described in Exhibit A, which includes receiving mail at the Lockbox Address, processing it and depositing checks and other payment instructions (“Checks”) into the Account (the “Lockbox Service).

B. Company hereby grants to Administrative Agent a security interest in the Account and in Checks mailed to the Lockbox Address to secure the due and punctual payment and performance of SPV’s existing and future obligations to the Administrative Agent and the purchasers represented by it.

C. Company, SPV, Administrative Agent and Bank are entering into this Agreement to evidence Administrative Agent’s security interest in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.

Accordingly, Company, SPV, Administrative Agent and Bank agree as follows:

1. (a) This Agreement evidences Administrative Agent’s control over the Account. Notwithstanding anything to the contrary in the agreement between Bank and Company or SPV governing the Account, Bank will comply with instructions originated by Administrative Agent as set forth herein directing the disposition of funds in the Account without further consent of the Company or SPV.

(b) Company represents and warrants to Administrative Agent, SPV and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except to Administrative Agent, other than any assignment or security interest terminated on the date hereof.

(c) Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than Administrative Agent’s security interest referred to herein.

(d) The Account may receive merchant card deposits and chargebacks. Each of SPV and Company acknowledges and agrees that during the Activation Period (defined below), chargebacks will be blocked from debiting the Account.

2. During the Activation Period (as defined below), Bank shall prevent Company and SPV from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to Administrative Agent it will not close the Account. Bank shall have no liability in the event Company breaches this covenant to Administrative Agent.

A reasonable period of time following the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all available balances in the Account to Administrative Agent at its account specified in the Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from Administrative Agent in the form of Exhibit A (the “Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.

3. Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4, until it has been advised in writing by Administrative Agent that all of SPV’s obligations that are secured by the Checks and the Account are paid in full. Administrative Agent shall notify Bank promptly in writing upon payment in full of SPV’s obligations by means of a letter substantially in the form of the Termination Notice (defined below).

4. Bank is permitted to charge the Account:

(a) for its fees and charges relating to the Account or associated with this Agreement; and

(b) in the event any Check deposited into the Account is returned unpaid for any reason or for any breach of warranty claim; and

(c) for any ACH credit entries that may have been originated by Company but that have not settled at the time of the commencement of the Activation Period, or for any entries, whether credit or debit, that are subsequently returned thereafter.

5. (a) If the balances in the Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with the Account or this Agreement, Company and SPV, jointly and severally, agree to pay Bank on demand the amount due Bank. Company and SPV will have breached this Agreement if they have not paid Bank, within five days after such demand, the amount due Bank.

(b) If the balances in the Account are not sufficient to compensate Bank for any returned Check, Company and SPV, jointly and severally, agree to pay Bank on demand the amount due Bank. If Company and SPV fail to so pay Bank immediately upon demand, Administrative Agent agrees to pay Bank within five days after Bank’s demand to Administrative Agent to pay any amount received by Administrative Agent with respect to such returned Check. The failure to so pay Bank shall constitute a breach of this Agreement.

(c) Each of SPV and Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company or SPV may have with Bank for the amount or amounts due Bank under subsection S(a) or S(b).

6. In addition to the original Bank statement provided to Company, Bank will provide Administrative Agent with a duplicate of such statement.

7. (a) Bank will not be liable to Company, SPV or Administrative Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.

(b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure

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or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or Administrative Agent or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(d) Bank shall have no duty to inquire or determine whether Company’s obligations to Administrative Agent are in default or whether Administrative Agent is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

(e) Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Account or any Check and shall not be in violation of this Agreement for so doing.

8. (a) Company and SPV, jointly and severally, shall indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Company’s and SPV’s obligations under this section shall survive termination of this Agreement.

(b) Administrative Agent hereby agrees to indemnify, defend and hold harmless Bank against any loss, liability or expense (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) arising from Bank complying with any written instructions of Administrative Agent pursuant to this Agreement other than if related to Bank’s gross negligence, bad faith, or willful misconduct. Administrative Agent’s obligations under this section shall survive termination of this Agreement for a period not to exceed three years.

9. (a) Company and SPV, jointly and severally, agree to pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including reasonably allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

(b) Administrative Agent shall pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including reasonable allocated costs for in-house legal services) incurred by Bank in connection with the enforcement against Administrative Agent of this Agreement and any instrument or agreement required hereunder to the extent that Bank is the prevailing party in such enforcement action.

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10. Termination and Assignment of this Agreement shall be as follows:

(a) Administrative Agent may terminate this Agreement by providing notice substantially in the form of Attachment I (“Termination Notice”) to Company, SPV and Bank that all of Company’s obligations which are secured by Checks and the Account are paid in full. Administrative Agent may also terminate or it may assign this Agreement upon 30 days’ prior written notice to Company, SPV and Bank. Bank may terminate this Agreement upon 30 days’ prior written notice to Company, SPV and Administrative Agent. Company may not terminate this Agreement except with the written consent of Administrative Agent and upon prior written notice to Bank.

(b) Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time upon 10 days’ prior written notice to Company and Administrative Agent if any of Company, SPV or Administrative Agent breaches any of the terms of this Agreement, or any other agreement with Bank, provided that, if the Agreement is breached by the Company or SPV, Bank will give Company, SPV and Administrative Agent ten (10) Business Days to cure such breach prior to the termination of this Agreement. Upon any such termination pursuant to this subsection 10{b), Company and SPV herein direct the Bank that all available funds in the Account on the termination date shall be transferred by bank at the direction of Administrative Agent provided that Administrative Agent has provided such direction to the Bank two Business Days prior to the termination date.

11. (a) Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(b) The parties each agree that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this Agreement.

12. (a) This Agreement may be amended only by a writing signed by Company, SPV, Administrative Agent and Bank; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company.

(b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

(c) This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(d) This Agreement shall be interpreted in accordance with New York law without reference to that state’s principles of conflicts of law.

(e) The state where the Accounts are located shall be deemed to be the “bank’s jurisdiction”; provided, however, with respect to the perfection, non-perfection and/or priority of security interests, under Article 9 of the UCC, in the Accounts, the “bank’s jurisdiction” shall be deemed to be the State of New York.

4

13. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

14. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company, SPV or Administrative Agent. Company, SPV and Administrative Agent agree that nothing contained in this Agreement, nor any course of dealing among the parties to this Agreement, shall constitute a commitment or other obligation on the part of Bank to extend credit to Company, SPV or Administrative Agent.

The remainder of this page is intentionally left blank.

5

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

Schneider Enterprise Resources, LLC (“Company’’)	Address for notices:

By:	3101 S. Packerland Drive Green Bay, Wisconsin 54313-6187
Name:	Attn: Denise M. Lukowitz
Title:	Facsimile: 920-592-3848

Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”)	Address for Notices:

By:	6 Concourse Parkway, Suite 1450
Name:	Atlanta, GA 30328
Title:	Attn: Ryan Tozier
Facsimile: 404-732-0851

Schneider Receivables Corporation (SPV)	Address for notices:

By:	31 01 South Packerland Drive
Name:	Green Bay, WI 54313
Title:	Attn: Patrick c. Costello
Facsimile: 920-592-3063

Bank of America, N.A. (“Bank”)	Address for notices:

By:	Bank of America, N. A.
Name:	2000 Clayton Road, Building D
Title:	Concord, CA 94520-2425
(Print or Type)	Attn: Blocked Account Support
Mail Code: CA4-704-06-37

Telephone: 925.675-7110

Signature Page to Deposit Account Control Agreement

EXHIBIT A

DEPOSIT ACCOUNT CONTROL AGREEMENT

STANDARD TERMS AND CONDITIONS

The Lockbox Service involves processing Checks that are received at a Lockbox Address. With this Service, Company instructs its customers to mail checks it wants to have processed under the Service to the Lockbox Address. Bank picks up mail at the Lockbox Address according to its mail pick-up schedule. Bank will have unrestricted and exclusive access to the mail directed to the Lockbox Address. Bank will provide Company with the Lockbox Service for a Lockbox Address when Company has completed and Bank has received Bank’s then current set-up documents for the Lockbox Address.

If Bank receives any mail containing Company’s lockbox number at Bank’s lockbox operations location (instead of the Lockbox Address), Bank may handle the mail as if it had been received at the Lockbox Address.

PROCESSING

Bank will handle Checks received at the Lockbox Address according to the applicable deposit account agreement, as if the Checks were delivered by Company to Bank for deposit to the Account, except as modified by these Terms and Conditions.

Bank will open the envelopes picked up from the Lockbox Address and remove the contents. For the Lockbox Address, Checks and other documents contained in the envelopes will be inspected and handled in the manner specified in the Company’s set-up documents. Bank captures and reports information related to the lockbox processing, where available, if Company has specified this option in the set-up documents. Bank will endorse all Checks Bank processes on Company’s behalf.

If Bank processes an unsigned check as instructed in the set-up documents, and the check is paid, but the account owner does not authorize payment, Company and SPV, jointly and severally, agree to indemnify Bank, the drawee bank (which may include Bank) and any intervening collecting bank for any liability or expense incurred by such indemnitee due to the payment and collection of the check.

If Company instructs Bank not to process a check bearing a handwritten or typed notation “Payment in Full” or words of similar import on the face of the check, Company understands that Bank has adopted procedures designed to detect Checks bearing such notations; however, Bank will not be liable to Company or any other party for losses suffered if Bank fails to detect Checks bearing such notations.

RETURNED CHECK

Unless Company and Bank agree to another processing procedure, Bank will reclear a Check once which has been returned and marked “Refer to Maker,” “Not Sufficient Funds” or “Uncollected Funds.” If the Check is returned for any other reason or if the Check is returned a second time, Bank will debit the Account and return the Check to Company. Company agrees that Bank will not send a returned item notice to Company for a returned Check unless Company and Bank have agreed otherwise.

ACCEPTABLE PAYEES

For the Lockbox Address, Company will provide to Bank the names of Acceptable Payees (“Acceptable Payee” means Company’s name and any other payee name provided to Bank by Company as an acceptable payee for Checks to be processed under the Lockbox Service). Bank will process a check only if it is made payable to an Acceptable Payee and if the check is otherwise processable. Company warrants that each Acceptable Payee is either (i) a variation of Company’s name or (ii) is an affiliate of Company which has authorized Checks payable to it to be credited to the Account. Bank may treat as an Acceptable Payee any variation of any Acceptable Payee’s name that Bank deems to be reasonable.

7

CHANGES TO PROCESSING INSTRUCTIONS

Company may request Bank orally or in writing to make changes to the processing instructions (including changes to Acceptable Payees) for any Lockbox Address by contacting its Bank representative, so long as such changes do not conflict with the terms of the Deposit Account Control Agreement. Bank will not be obligated to implement any requested changes until Bank has actually received the requests and had a reasonable opportunity to act upon them. In making changes, Bank is entitled to rely on instructions purporting to be from Company.

8

EXHIBIT B

DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Administrative Agent]

To:	Bank of America, N.A.
2000 Clayton Road, Building D
Concord, CA 94520-2425
Attn: Blocked Account Support
Mail Code: CA4-704-06-37

Re:	Schneider Enterprise Resources, LLC
Account No. ***

Ladies and Gentlemen:

Reference is made to the Deposit Account Control Agreement dated March 31, 2011 (the “Agreement”) among Schneider Enterprise Resources, LLC, Schneider Receivables Corporation, us and you regarding the above- described account (the “Account”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name:

Bank Address:

ABA No.:

Account Name:

Account No.:

Beneficiary’s Name:

Very truly yours,

Wells Fargo Bank, N.A. as Administrative Agent

By:
Name:
Title:

cc: Company and SPV

9

ATTACHMENT I

DEPOSIT ACCOUNT CONTROL AGREEMENT

Letterhead of Administrative Agent

‘ 200_

Bank of America, NA

2000 Clayton Road, Building D Concord, CA

94520-2425

Attn: Blocked Account Support Mail Code: CA4- 704-06-37 .

Re:	Termination of Deposit Account Control Agreement

Account(s):	***

Ladies and Gentlemen:

Reference is made to that certain Deposit Account Control Agreement dated as of March 31, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Agreement”) among you, Schneider Enterprise Resources, LLC (the “Company”), Schneider Receivables Corporation and us as (“Administrative Agent”). You are hereby notified that the Agreement is terminated with respect to the undersigned, and you have no further obligations to the undersigned thereunder. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the Account from the Company. This notice terminates any obligations you may have to the undersigned with respect to the Account.

Very truly yours,

Wells Fargo Bank, NA, as Administrative Agent

By:
Name:
Title:

cc: Company and SPV

10

Harris N.A.

111 West Monroe Street

Chicago, IL 60690

Attention: Documentation Analysis & Control

Re: Schneider Enterprise Resources, LLC (“Customer”) and Schneider Receivables

Corporation ( “SRC”)

Deposit Account at Harris Number: 402-301-6 (“Assigned Account”)

Subject to Security Interest In Favor of: Wells Fargo Bank, N.A., individually and as Administrative Agent (“Secured Party”)

The Customer hereby grants to the Secured Party a security interest in, among other items, the Assigned Account and all funds now or hereafter on deposit in said account to secure the payment when due of all obligations, whether now existing or hereafter arising, actual or contingent, with recourse or without, of SRC to the Secured Party. Secured Party and Customer propose the following agreement with respect to the Assigned Account.

Section 1. Assigned Account. Harris N.A. (“Harris”) hereby agrees and confirms to Secured Party that (a) the records of Harris with respect to the Assigned Account shall recognize and reflect the assignment and security interest in favor of Secured Party, (b) Harris has no notice of any other lien in respect of the Assigned Account which is currently outstanding, (c) Harris shall not have or assert any right of offset against or lien or interest in any amounts at any time credited to the Assigned Account, except as provided in Section 3(a) of this Agreement, and (d) Harris shall furnish to Secured Party a copy of each regular monthly statement for the Assigned Account.

The Bank hereby agrees that it shall comply with instructions originated by the Secured Party directing the disposition of funds in the Account without further consent of the Customer or SRC. Notwithstanding the foregoing, until Harris receives a written notice from Secured Party substantially in the form of Exhibit A hereto (the “Trigger Notice”), the Customer and its authorized representatives shall have the right to give instructions regarding dispositions of funds on deposit in the Assigned Account from time to time, including the authority to make transfers or withdrawals by check or any other means. Secured Party agrees that unless and until Harris has received the Trigger Notice, Harris may, without notice to or the consent of Secured Party, honor any requests by or on behalf of the Customer for withdrawals for transfers from the Assigned Account. The Trigger Notice from the Secured Party to Harris shall be signed by Elizabeth R. Wagner, Eero Maki or Thomas Dolphin (or any other person certified by a Vice President or Managing Director of Secured Party as authorized in this regard), and shall be effective when actually received by an officer of Harris’ Documentation Analysis and Control, 111 West Monroe Street, Chicago, Illinois, 60603, and Harris has had reasonable time to act thereon, but no later than on the bank business day following receipt.

Section 2. Transfer of Funds Following Trigger Notice. Customer and Harris agree that, promptly following receipt by Harris of a Trigger Notice from the Secured Party, (i) Harris shall not permit any funds to be transferred or withdrawn by Customer from the Assigned Account except with the prior written consent of the Secured Party, (ii) Secured Party shall have the exclusive right to direct transfers and withdrawals from the Assigned Account (Customer irrevocably authorizing and directing Harris to comply solely with requests of the Secured Party with respect thereto), and (iii) solely if requested by the Secured Party upon not less than two (2) business days prior notice, all available funds in the Assigned Account will be transferred electronically by Harris on a daily basis in accordance with the following instructions (unless other instructions are received in writing by Harris from the Secured Party, and verified to Harris’ satisfaction):

Name of Receiving Bank: Wells Fargo Bank, N.A.

ABA No.: 121-000-248

Receiving Account No.: 37235547964500734

Reference: Schneider Receivables Corporation

Swift: WFBIUS6S

Harris shall be fully protected in acting on any order or direction by Secured Party respecting the Assigned Account and the funds on deposit therein without making any inquiry whatsoever as to the Secured Party’s right or authority to give such order or direction, or as to the application of any funds by Secured Party. Harris shall have no obligation to follow instructions of Secured Party set forth herein or otherwise if Harris in good faith believes that it is or may be restricted by law from following Secured Party’s instructions.

Section 3. Limited Liability of Bank; Indemnity. (a) Customer shall be, and at all times remain, liable to Harris to pay all fees and charges due in connection with the Assigned Account and all returned items and chargebacks for uncollected checks deposited in the Assigned Account (collectively the “Charges”). Each of SRC and the Secured Party agrees that if the Customer fails or refuses to pay or reimburse Harris for Charges in respect of the Assigned Account, Harris is hereby authorized and directed to debit such Charges (i.e. obtain payment or reimbursement) first against funds of Customer on deposit in any other accounts maintained by Customer at Harris, and thereafter if any portion of such Charges remains unpaid, Harris may debit such unpaid balance of Charges against the Assigned Account. The Customer shall be, and at all times remain, liable to Harris for payment of any and all returns and chargebacks of checks which were deposited to the Assigned Account and which remain unreimbursed to Harris after offset by Harris against funds then on deposit in any other accounts of the Customer maintained at Harris. After Harris’ receipt of the Trigger Notice, the Secured Party shall be, and at all times remain, liable to Harris for payment of any and all (i) fees and charges in respect of maintenance and usage of the Assigned Account accruing from and after the date of receipt of the Trigger Notice; and (ii) all returns and chargebacks of checks which were deposited to the Assigned Account on or after the date of receipt of the Trigger Notice and which remain unreimbursed to Harris after offset by Harris against funds then on deposit in the Assigned Account and any other accounts of the Customer maintained at Harris.

(b) Harris shall have no liability to either Customer or Secured Party, or their respective successors and assigns, for any loss or damage that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement, or any transaction or service contemplated by the provisions hereof unless Harris’ actions or omissions are due to gross negligence or willful misconduct. In no event shall Harris be liable to Customer or Secured Party for any indirect or consequential damages, or loss of profits, even if Harris had been informed of the possibility that such damage might arise.

(c) Harris shall be entitled to rely, and shall be fully protected in relying, upon any notice or direction reasonably believed by Harris to be genuine and correct and to have been signed, sent, or made by the proper person, other than actions and omissions finally determined by a court of competent jurisdiction to constitute gross negligence or willful misconduct.

(d) Harris may consult with legal counsel and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel or experts.

(e) Customer, SRC and solely from and after delivery of a Trigger Notice (if any), the Secured Party jointly and severally indemnify and hold Harris harmless from and against any and all liabilities, losses, costs, or expenses (including reasonable attorneys’ fees and disbursements) which Harris suffers or incurs as a result of the assertion of any claim arising out of, or otherwise related to, any transaction conducted or service provided by Harris through the use of the Assigned Account pursuant to the procedures provided for or contemplated by this Agreement, other than claims finally determined by a court of competent jurisdiction to be founded on Harris’ gross negligence or willful misconduct.

(f) Harris shall not be liable for any delays or failure or interruption of any performance of service contemplated by this Agreement if caused directly or indirectly by equipment or communication systems failure, fire or other casualty, strikes, acts of God, civil disturbance, action of governmental authorities or other causes or circumstances beyond the reasonable control of Harris.

Section 4. Termination. This Agreement may be terminated at any time by either Harris or Secured Party upon 30 days prior written notice to each of the other parties. Upon such termination, funds in the Assigned Account shall remain subject to any rights and interests of Secured Party under other agreements and applicable law. No notice of termination given by Customer and/or SRC shall be effective until consented to by Secured Party in writing. Section 3 of this Agreement shall survive termination.

Section 5. Notices. All notices and other communications relating to this Agreement shall be in writing unless otherwise expressly stated. Notices to Harris shall be addressed to the Harris N.A., 111 West Monroe Street, Chicago, Illinois 60603, Attention: Documentation Analysis and Control, or at such other address as Harris may specify in writing. Notices to Secured Party or Customer shall be addressed as indicated on the signature page of this Agreement, or to such other address that the Secured Party or Customer may specify in writing. Any notice or communication to Harris will be effective when Harris has actually received, and has had a reasonable time to act on, any such notice. Any notice or communication to the Customer or Secured Party will be effective either on the date it is actually received or three postal business days after it was mailed by first class certified or registered mail, return receipt requested, whichever is earlier.

Section 6. Miscellaneous. (a) No provision of this Agreement may be changed except by a writing signed by Harris, Secured Party, SRC and Customer, nor may compliance with any provision be waived, by course of dealing or otherwise, except by a writing signed by the party or parties sought to be charged with such waiver. This Agreement shall apply only to the Assigned Account.

(b) No party’s failure or delay in exercising any right or remedy under this Agreement will operate as a waiver of such right or remedy; and no single or partial exercise by a party of any right or remedy under this Agreement will preclude any additional or further exercise of such right or remedy or the exercise of any other right. Even if a provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the other provisions of this Agreement will not be affected or impaired by such holding.

(c) This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

SIGNATURE PAGE FOLLOWS

Secured Party: WELLS FARGO BANK, N.A., individually and as Adminstrative Agent

By:

Its:

Address for Notices to Secured Party:

6 Concourse Parkway
Suite 1450
Atlanta, GA 30328

Attention: Elizabeth R. Wagner
Phone: +1 (404) 732-0819
Fax: +1 (404) 732-0801

Customer: SCHNEIDER ENTERPRISE RESOURCES, LLC

By:

Its:

Address for Notices to Customer:

3101 S. Packerland Drive
Green Bay, WI 54313

Attention: Denise Lukowitz
Phone: (920) 592-3841
Fax: (920) 592-3848

SRC: SCHNEIDER RECEIVABLES CORPORATION

Address for Notices to SRC:

3101 S. Packerland Drive
Green Bay, WI 54313

Attention: Denise Lukowitz
Phone: (920) 592-3841
Fax: (920) 592-3848

Accepted and agreed this 31st day of March, 2011

HARRIS N.A.

By:
Its: Authorized Individual

EXHIBIT A

[FORM OF TRIGGER NOTICE FROM LENDER TO HARRIS]

Harris N.A.

111 West Monroe Street

P.O. Box 755

Chicago, IL 60690

Attention: Documentation Analysis & Control

Re:	Assigned Account Agreement dated March 31, 2011 between Harris N.A., Schneider Enterprise Resources, LLC (“Customer”, Schneider Receivables Corporation and Wells Fargo Bank, N.A., individually and as Administrative Agent (the “Secured Party”)

Ladies and Gentlemen:

Reference is made to the Agreement identified above. This constitutes the “Trigger Notice” to Harris from Secured Party as provided for in the Agreement and you are hereby authorized and directed to permit transfers and withdrawals from the Account only as authorized by the Secured Party.

Very truly yours,

Wells Fargo Bank, N.A., individually and as Administrative Agent

By:
Its:

SCHEDULE A

COMMITMENTS

PURCHASER	COMMITMENT
Wells Fargo Bank, N.A.	$200,000,000

AGGREGATE COMMITMENT	$200,000,000

SCHEDULE B

AMENDMENT AND RESTATEMENT CLOSING DOCUMENTS

PARTIES

“Admin. Agent” and “LC Issuer”	Wells Fargo Bank, N.A., a national banking association (“Wells”).

“Servicer”	Schneider National, Inc., a Wisconsin corporation (“Schneider”).

“Performance Guarantor”	Schneider.

“Originators”

Schneider Transport, Inc., a Wisconsin corporation (“STI”)

Schneider National Carriers, Inc., a Nevada corporation (“SNC”)

Schneider National Bulk Carriers, Inc., a Louisiana corporation (“SNBC”)

Schneider Transportation Management, Inc., a Wisconsin corporation (“STM”)

Schneider Intermodal Marketing, Inc., a Wisconsin corporation (“SIM”)

“SPE”	Schneider Receivables Corporation, a Delaware corporation (“SPE”).

“Purchaser”	Wells.

“B&T”	Barnes & Thornburg, LLP, counsel to Wells.

“G&K”	Godfrey & Kahn, S.C., counsel to the Performance Guarantor, the Originators, the Servicer and the SPE.

DOCUMENT		RESPONSIBLE PARTIES	REQUIRED SIGNATURES	STATUS (& DOC. #)
1.	Amended and Restated Receivables Sale Agreement (“A&R RSA”) dated as of December 17, 2013 by and between the Originators and the SPE.	B&T	STI ☐ SNC ☐ SNBC ☐ STM ☐ SIM ☐ SPE ☐	CH 746260
2.	Amended and Restated Receivables Purchase Agreement (“A&R RPA”) dated as of December 17, 2013 by and among the SPE, the Servicer and Wells.	B&T	SPE ☐ Servicer ☐ Wells ☐	CH 758975
3.	Reaffirmation of Performance Undertaking dated as of December 17, 2013 by Performance Guarantor	B&T	Performance Guarantor ☐ SPE ☐	CH 874075
4.	Assignment, Assumption and Release Agreement dated as of December 17, 2013 by and among STI, the SPE and Wells re: LC No. SM234598W	B&T	STI ☐ SPE ☐ Wells ☐	CH 872974
5.	First Assignment, Assumption and Release Agreement dated as of December 17, 2013 by and among Schneider National Leasing, Inc. (“SNLI”), Schneider National Carriers, Inc. (“SNCI”) and Wells re: LC Nos. SM234615W, SM236679W, SM236811W and IS0024032U	B&T	SNLI ☐ SNCI ☐ Wells ☐	CH 873003
6.	Second Assignment, Assumption and Release Agreement dated as of December 17, 2013 by and among SNCI, the SPE and Wells re: LC Nos. SM234615W, SM236679W, SM236811W and IS0024032U	B&T	SNCI ☐ SPE ☐ Wells ☐	CH 873120
7.	Letter of Credit Request executed by SNCI pursuant to the A&R RSA	G&K	SNCI ☐
8.	Letter of Credit Request executed by STI pursuant to the A&R RSA	G&K	STI ☐
9.	Certificate of SNLI’s Secretary attaching resolutions, Organizational Documents, a Good Standing Certificate and Incumbency and Specimen Signature of Officer signing #5 above.	G&K	SNLI ☐
10.	Certificate of the SPE’s Secretary (a) attaching resolutions authorizing the A&R RSA, the A&R RPA and the related documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	SPE ☐

DOCUMENT		RESPONSIBLE PARTIES	REQUIRED SIGNATURES	STATUS (& DOC. #)
11.	Certificate of STI’s Secretary (a) attaching resolutions authorizing the A&R RSA documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	STI ☐

12.	Certificate of SNC’s Secretary (a) attaching resolutions authorizing the A&R RSA documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	SNC ☐

13.	Certificate of SNBC’s Secretary (a) attaching resolutions authorizing the A&R RSA documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	SNBC ☐

14.	Certificate of STM’s Secretary (a) attaching resolutions authorizing the A&R RSA documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	STM ☐

15.	Certificate of SIM’s Secretary (a) attaching resolutions authorizing the A&R RSA documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	SIM ☐

16.	Certificate of Schneider’s Secretary (a) attaching resolutions authorizing the A&R RSA, the A&R RPA, the reaffirmation of the Performance Undertaking and the related documents, and (b) certifying that there has been no change in its Organizational Documents, Good Standing or Incumbency	G&K	Schneider ☐

17.	“Corporate” and enforceability opinion covering Schneider, the Originators, SNLI, SRI and the SPE	G&K	G&K ☐

18.	“True sale/contribution” opinion	G&K	G&K ☐

19.	“Substantive non-consolidation” opinion	G&K	G&K ☐

20.	Four (4) UCC-3 continuation statements	B&T	n/a	Filed

SCHEDULE C

ACTIONS, SUITS

Morris Bickley et al. v. Schneider National Carriers, Inc. (“SNC”) Case No. 3:08-CV-05806-JSW is a consolidated class action pending in the Northern District of California. In it, plaintiffs allege that SNC failed to pay or provide minimum wages, vacation and overtime pay, provide meal and rest periods and adequate wage statements in violation of the California labor Code. It is important to note that virtually every major trucking company doing business in California is being subjected to similar claims, including Con-Way Freight, Inc., CRST Van Expedited, Inc., FedEx Freight, Inc., Gordon Trucking, Inc., JB Hunt Transport Services, Knight Transport, Inc., May Trucking Company, Penske Logistics, LLC, Swift Transportation Co., Werner Enterprises, among others. The company is vigorously defending the claims, and is reasonably confident that certain of the claims will be found to have been preempted by federal law. The case is stayed pending a decision by the 9th Circuit Court of Appeals on the preemption issue. Moreover, although a class has been certified, recently developing case law is supportive of a motion for decertification. Class decertification would dramatically reduce any potential exposure. Nevertheless, a fundamental question of law related to the propriety of an all inclusive mileage rate method of pay under California law will likely not be definitively decided until such matter reaches the California Supreme Court which may be years from today. In the event that (a) the claim is not preempted by federal law, (b) the class is not decertified, and (c) it is ultimately determined that that an all-inclusive mileage rate is inconsistent with California state law, the amount of damages, while difficult to reasonably estimate given the number of variables, could be several million dollars.